UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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Level 3 Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

April 18, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. (“Level 3”) to be held at 9:00 a.m. on May 24, 2007, at The Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021.

At the Annual Meeting, you will be asked to consider and act upon the following matters:

•       the reelection to our Board of Directors of three directors as Class I Directors and three directors as Class III Directors each for a one-year term until the 2008 Annual Meeting of Stockholders; and

•       the approval of the grant to our Board of Directors of discretionary authority to amend our restated certificate of incorporation to effect a reverse stock split at one of four ratios; and

•       one stockholder proposal that is described in the attached proxy statement; and

•       the transaction of such other business as may properly come before the Annual Meeting.

Our Board of Directors recommends that you reelect the three Class I directors and the three Class III directors each for a one-year term until the 2008 Annual Meeting of Stockholders, approve the proposed granting to our Board of Directors of discretionary authority to amend the restated certificate of incorporation to effect a reverse stock split, and not approve the stockholder proposal. See “REELECTION OF DIRECTORS PROPOSAL,” “REVERSE STOCK SPLIT PROPOSAL” and “STOCKHOLDER PROPOSAL.”

Information concerning the matters to be considered and voted upon at the Annual Meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the Annual Meeting, you may vote your shares by (a) calling the toll-free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of our common stock through your broker, you will not be able to vote in person at the meeting.

Sincerely,

Walter Scott, Jr.
Chairman of the Board

LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To be held May 24, 2007

To the Stockholders of Level 3 Communications, Inc.:

The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation (“Level 3”), will be held at The Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021 at 9:00 a.m. on May 24, 2007, for the following purposes:

1.                 To reelect three directors as Class I Directors and reelect three directors as Class III Directors of the Board of Directors of Level 3 each for a one-year term until the 2008 Annual Meeting of Stockholders; and

2.                 To approve the granting to the Level 3 Board of Directors of discretionary authority to amend Level 3’s Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios; and

3.                 To consider a stockholder proposal that is described on page 48 of the accompanying proxy statement; and

4.                 To authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 31, 2007, as the record date for the determination of the holders of our common stock entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of May 14, 2007, ten days prior to the Annual Meeting, a list of stockholders entitled to notice of the Annual Meeting and that have the right to vote at the Annual Meeting will be available for inspection at the Level 3 Communications, Inc. offices located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

The six nominees for director will be elected by a plurality of the votes cast by holders of Level 3 common stock present in person or by proxy and entitled to vote at the Annual Meeting.

The proposal to grant to the Board of Directors discretionary authority to amend the Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios requires the affirmative vote of a majority of the outstanding shares of the Level 3 common stock. The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast by holders of Level 3’s common stock present in person or by proxy at the Annual Meeting. The proposal to authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof requires the affirmative vote of a majority of the votes cast by holders of Level 3 common stock present in person or by proxy at the Annual Meeting.

The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE

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URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY A) CALLING THE TOLL-FREE TELEPHONE NUMBER OR B) ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

PLEASE NOTE THAT IF YOU HOLD YOUR SHARES OF LEVEL 3 COMMON STOCK THROUGH YOUR BROKER AND NOT DIRECTLY IN YOUR NAME, YOU WILL NOT BE ABLE TO VOTE IN PERSON AT THE ANNUAL MEETING.

By Order of the Board of Directors

Walter Scott, Jr.
Dated: April 18, 2007	Chairman of the Board

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LEVEL 3 COMMUNICATIONS, INC.
1025 Eldorado Boulevard
Broomfield, CO 80021

Proxy Statement
April 18, 2007

2007 ANNUAL MEETING OF STOCKHOLDERS
May 24, 2007

We are furnishing you this Proxy Statement in connection with the solicitation of proxies on behalf of the Board of Directors of Level 3 Communications, Inc. (“Level 3,” the “company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 24, 2007, or any adjournment or postponements thereof. This Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report to Stockholders are first being mailed to Stockholders on or about April 20, 2007. We sometimes refer to our Board of Directors as the “Board” and to this document as the “Proxy Statement.”

VOTING PROCEDURES

Your vote is very important. You can vote the shares of Level 3 common stock that are held directly in your name and not through your brokerage account at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to our Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the persons named as the Proxy on the proxy card will vote the proxy in accordance with the directions provided on that card. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board. If you wish to give a proxy to someone other than the persons named on the proxy card, you should cross out the names contained on the proxy card and insert the name(s) of the person(s) who hold(s) your proxy. Please note that the person(s) to whom you give your proxy must be present in person at the Annual Meeting to vote your shares.

Who can vote?

Stockholders of record as of the close of business on March 31, 2007 are entitled to vote at the Annual Meeting. On that date, 1,526,256,959 shares of our common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote?

You can vote in person at the Annual Meeting. Alternatively, a stockholder who holds shares of our common stock of record and not in “street name” may vote shares by giving a proxy via mail, telephone or the Internet. To vote your proxy by mail, indicate your voting choices, sign and date your Proxy and return it in the postage-paid envelope provided. You may vote by telephone or the Internet by following the instructions on your Proxy. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy via the mail.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. You can only vote your shares held through a broker, bank or other nominee by following the voting procedures sent to you by that institution. You will not be able to vote your shares held through a broker, bank or other nominee in person at the Annual Meeting.

What shares are represented by the Proxy?

The Proxy that we are delivering represents all the shares registered in your name with our transfer agent, Wells Fargo Shareowner Services. The proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.

If you are an employee who participates in our 401(k) Plan, your Proxy does not include the shares of our common stock that are attributable to the units that you hold in the Level 3 Stock Fund as part of the 401(k) Plan. Shares held by employees through the Level 3 401(k) Plan are voted by the administrator of the 401(k) Plan.

How are votes counted?

If you return a signed and dated Proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid Proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at our Annual Meeting. If you indicate on your Proxy that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any other proposal, but will be counted to determine whether there is a quorum present.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, the nominee has discretion to vote those shares on matters that The NASDAQ Stock Market has determined are routine. However, a nominee cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Broker non-votes are counted in determining whether a quorum is present.

What vote is required?

In order to have a quorum present at the Annual Meeting, a majority of our shares of common stock that are outstanding and entitled to vote at the Annual Meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast.

The proposal to grant to the Board of Directors discretionary authority to amend our Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios requires the affirmative vote of a majority of the outstanding shares of the Level 3 common stock.

The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast by holders of Level 3’s common stock present in person or by proxy at the Annual Meeting.

The proposal to authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting.

For those situations that require an affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of our common stock, broker non-votes and abstentions will have the effect of a “no” vote. In all other cases, broker non-votes and abstentions will have no effect on the outcome.

Who will tabulate the vote?

Our transfer agent, Wells Fargo Shareowner Services, will tally the vote, which will be certified by an inspector of election who is a Level 3 employee.

Who will bear the expenses of our solicitation? How will we solicit votes?

We will bear our own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by our directors and officers by personal interview, telephone, telegram, facsimile or e-mail. Our directors and officers will not receive additional compensation for this solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with these activities. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by these people or institutions, in which case we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with these forwarding activities. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $10,000 plus distribution costs and other costs and customary expenses. We may also pay Georgeson an additional $5,000 if we are successful in soliciting proxies to support our positions on the matters to be considered at the Annual Meeting. We have also agreed to indemnify and hold harmless Georgeson and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by Georgeson, which result from claims, actions, lawsuits, subpoenas, demands or other proceedings brought against or involving Georgeson which directly relate to or arise out of Georgeson’s performance of its solicitation services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from Georgeson’s gross negligence or intentional misconduct). In addition the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in any action between the parties to enforce the provisions of our agreement with Georgeson, including the indemnification rights contained in the agreement.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or the company’s annual report may have been sent to multiple stockholders in your household. The company will promptly deliver a separate copy of either document to you if you write or call the company at the following address or phone number: Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021, tel. 720-888-1000. If you want to receive separate copies of the company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the company at the above address and phone number.

REELECTION OF DIRECTORS PROPOSAL

Background

Our Board currently consists of nine directors. At the 2006 Annual Meeting of Stockholders, our stockholders voted to declassify our Board over several years, permitting all previously elected directors to serve their full three-year terms. As a result of the adoption of the proposal to declassify the Board, the directors elected at the 2006 annual meeting of stockholders were elected for a one-year term and are still referred to as Class III directors. The directors whose terms expire at the 2007 Annual Meeting are still referred to as Class I Directors. All of the current Class I directors and Class III directors are standing for reelection.

At the Annual Meeting, the directors that are standing for re-election will be reelected to hold office for a one-year term until the 2008 Annual Meeting, or until their successors have been elected and qualified. All directors elected to the Board at any future Annual Meeting of Stockholders will serve for one-year terms unless re-elected for successive one-year terms. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will, in their discretion, vote for that nominee, if any, as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.

Information as to Nominees

The respective ages, positions with Level 3, if any, business experience, directorships in other companies and Board committee memberships, of the nominees for election are set forth below. All information is presented as of March 19, 2007. Other than James W. Crowe, none of these directors is our employee.

Class I Directors

Walter Scott, Jr., 75, has been the Chairman of the Board of the company since September 1979 and a director since April 1964. Mr. Scott has been Chairman Emeritus of Peter Kiewit Sons’, Inc. (“PKS”) since 1998. Mr. Scott is also a director of PKS, Berkshire Hathaway Inc., MidAmerican Energy Holdings Company, and Valmont Industries, Inc. Mr. Scott is also the Chairman of the Executive Committee of the Board of Directors.

James Q. Crowe, 57, has been the Chief Executive Officer of the company since August 1997, and a director of the company since June 1993. Mr. Crowe was also President of the company until February 2000. Mr. Crowe was President and Chief Executive Officer of MFS Communications Company, Inc. (“MFS”) from June 1993 to June 1997. Mr. Crowe also served as Chairman of the Board of WorldCom from January 1997 until July 1997, and as Chairman of the Board of MFS from 1992 through 1996. Mr. Crowe is also a member of the Executive Committee of the Board of Directors.

Robert E. Julian, 67,  has been a director of the company since March 1998. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of the company. Mr. Julian is the Chairman of the Audit Committee.

Class III Directors

Arun Netravali, 60, has been a director of the company since April 2003. Prior to that, Mr. Netravali was Chief Scientist for Lucent Technologies, working with the academic and investment communities to identify and implement important new networking technologies from January 2002 to April 2003. Prior to that position, Mr. Netravali was President of Bell Labs as well as Lucent’s Chief Technology Officer and Chief Network Architect from June 1999 to January 2002. Bell Labs serves as the research and development organization for Lucent Technologies. Mr. Netravali is a director of Agere Systems Inc. Mr. Netravali is a member of the Compensation Committee.

John T. Reed, 63, has been a director of the company since March 2003. Mr. Reed is also a Director of and Chairman of the Audit Committee of First National Bank of Omaha. Mr. Reed is also Chairman of the Board of Alegent Health, a health care system headquartered in Omaha, Nebraska, and a member of the Board and Chairman of the Audit Committee of Father Flanagan’s Boys’ Home located in Boys Town, Nebraska. Mr. Reed was Chairman of HMG Properties, the real estate investment banking joint venture of McCarthy Group, Inc. from 2000 until February 2005. Prior to that, he was Chairman of McCarthy & Co., the investment banking affiliate of McCarthy Group. Prior to joining McCarthy Group in 1997, Mr. Reed spent 32 years with Arthur Andersen LLP. Mr. Reed is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Michael B. Yanney, 73, has been a director of the company since March 1998. He has served as Chairman of the Board of The Burlington Capital Group, LLC (formerly known as America First Companies L.L.C.) for over five years. Mr. Yanney also served as President and Chief Executive Officer of The Burlington Capital Group, LLC. Mr. Yanney is the Chairman of the Compensation Committee and a member of the Executive Committee and the Nominating and Governance Committee.

The Board unanimously recommends a vote FOR the nominees named above.

Information as to Continuing Directors

The respective ages, positions with Level 3, if any, business experience, directorships in other companies and Level 3 Board committee chairmanships of the remaining members of the Level 3 Board are set forth below. All information is presented as of March 19, 2007.

Admiral James O. Ellis, Jr. U.S. Navy (ret.), 59, has been a director of the company since March 2005. Effective May 18, 2005, Admiral Ellis became the President and Chief Executive Officer of the Institute of Nuclear Power Operations, or INPO, a nonprofit corporation established by the nuclear utility industry in 1979 to promote the highest levels of safety and reliability in the operation of nuclear electric generating plants. Admiral Ellis most recently served as Commander, U.S. Strategic Command in Omaha, Nebraska, before retiring in July 2004, after 35 years of service in the U.S. Navy. In his naval career, he held numerous commands. A graduate of the U.S. Naval Academy, he also holds M.S. degrees in Aerospace Engineering from the Georgia Institute of Technology and in Aeronautical Systems from the University of West Florida. He served as a Naval aviator and was a graduate of the U.S. Naval Test Pilot School. Admiral Ellis is also a member of the Board of Directors of Lockheed Martin Corporation, Inmarsat PLC and The Burlington Capital Group, LLC. Admiral Ellis is a member of the Nominating and Governance Committee.

Richard R. Jaros, 55,  has been a director of the company since June 1993 and served as President of the company from 1996 to 1997. Mr. Jaros served as Executive Vice President of the company from 1993 to 1996 and Chief Financial Officer of the company from 1995 to 1996. He also served as President and Chief Operating Officer of CalEnergy from 1992 to 1993. Mr. Jaros is a member of the Compensation Committee.

Dr. Albert C. Yates, 65,  has been a director of the company since March 2005. Dr. Yates retired after 12 years as president of Colorado State University in Fort Collins, Colorado in June 2003. He was also a chancellor of the Colorado State University System until October 2003, and is a former member of the board of the Federal Reserve Board of Kansas City-Denver Branch and the boards of directors of First Interstate Bank and Molson Coors Brewing Company. He currently serves as a director of Centennial Bank Holdings, Inc. and StarTek, Inc. Dr. Yates is a member of the Audit Committee.

Corporate Governance

We adopted Corporate Governance Guidelines that address the governance activities of the Board and include criteria for determining the independence of the members of our Board. These guidelines are in addition to the requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. The Guidelines also include requirements for the standing committees of the Board, responsibilities for Board members and the annual evaluation of the Board’s and its committees’ effectiveness. The Corporate Governance Guidelines are available on our website at www.level3.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Although we include references to our website, any information that is included in our website is not part of this Proxy Statement.

Independence

The Board also evaluates the independence of each director in accordance with applicable laws and regulations and its Corporate Governance Guidelines. Based on the recommendation of our Nominating and Governance Committee, the Board has determined that the following directors are “independent” as required by applicable laws and regulations, by the listing standards of The NASDAQ Stock Market and by the Board’s Corporate Governance Guidelines: James O. Ellis, Jr., Richard R. Jaros, Robert E. Julian, Arun Netravali, John T. Reed, Michael B. Yanney and Albert C. Yates. The Board has also concluded that the members of each of the Audit, Compensation and Nominating and Governance committees are “independent” in accordance with these same standards.

Code of Ethics

We adopted a code of ethics that complies with the standards mandated by the Sarbanes-Oxley Act of 2002. The complete code of ethics is available on our website at www.level3.com. At any time that the code of ethics is not available on our website, we will provide a copy upon written request made to Investor Relations, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021. Any information that is included in the Level 3 website is not part of this Proxy Statement. If we amend the code of ethics, or grant any waiver from a provision of the code of ethics that applies to our executive officers or directors, we will publicly disclose such amendment or waiver as required by applicable law, including by posting such amendment or waiver on our website at www.level3.com or by filing a Current Report on Form 8-K.

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the Board, a committee of the Board or with an individual director, regarding matters related to Level 3 should send the communication to:

Level 3 Communications, Inc.
Board of Directors [or committee name or
   director’s name, as appropriate]
1025 Eldorado Boulevard
Broomfield, Colorado 80021

We will forward all stockholder correspondence about Level 3 to the Board, committee or individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail and mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements.

Board of Directors’ Meetings

The Board had a total of 17 meetings in 2006. In 2006, no director attended less than 75% of the meetings of the Board, and no director attended less than 75% of the meetings of the committees of which he was a member. Although we do not have a formal policy, it is expected that our Board members will attend our annual meetings. All of our Board members attended our 2006 Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of our common stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934.

Executive Committee

The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board between Board meetings, except those functions assigned to specific committees. The members of the Executive Committee are Walter Scott, Jr. (Chairman), James Q. Crowe and Michael B. Yanney. The Executive Committee did not meet during 2006.

Audit Committee

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of our independent public accountants. The Audit Committee reviews the services provided by our independent registered public accounting firm, consults with the independent registered public accounting firm and reviews the need for internal auditing procedures and the adequacy of internal controls. The members of the Audit Committee are Robert E. Julian (Chairman), John T. Reed and Albert C. Yates. The Board has determined that the members of the Audit Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Board has determined that Mr. Robert E. Julian, Chairman of the Audit Committee, qualifies as a “financial expert” as defined by the Securities and Exchange Commission. In making the determination, the Board considered Mr. Julian’s credentials and financial background and found that he was qualified to serve as the “financial expert.” The Audit Committee met five times during 2006.

The Audit Committee has chosen KPMG LLP as our registered public accounting firm for 2007. As part of its responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent public accountants in order to assure the public accountant’s independence. The Audit Committee has adopted a pre-approval process with respect to the provision of audit and non-audit services to be performed by KPMG LLP. This pre-approval process requires the Audit Committee to review and approve all audit services and permitted non-audit services to be performed by KPMG LLP. Pre-approval fee levels for all services to be provided by KPMG LLP are established annually by the Audit Committee. Audit services are subject to specific pre-approval while audit-related services, tax services and all other services may be granted pre-approvals within specified categories. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate either type of pre-approval authority to one or more of its members. A report, for informational purposes only, of any pre-approval decisions made by a single member of the Audit Committee is made to the full Audit Committee on at least a quarterly basis. One hundred percent of the services that required pre-approval by the Audit Committee received that approval.

One or more representatives of KPMG LLP will be present at the Annual Meeting. Although they will not make a statement at the meeting, they will be available to answer appropriate questions.

The Audit Committee operates pursuant to a written charter. A copy of the Audit Committee’s charter is available on our website at www.level3.com. A copy of the Audit Committee’s 2006 Report is included as Annex 1.

Compensation Committee

The Compensation Committee is responsible for overseeing our compensation strategy and policies to provide that we are able to attract key employees, that employees are rewarded appropriately for their contributions, that employees are motivated to achieve our objectives, that key employees are retained, and that such strategy and policies support our objectives, including the interests of our stockholders. The Compensation Committee also approves the salaries, bonuses and other compensation for all executive officers, and reviews and recommends to the full Board the compensation and benefits for non-employee directors. The members of the Compensation Committee are Michael B. Yanney (Chairman), Richard R. Jaros and Arun Netravali. The Board has determined that the members of the Compensation Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Compensation Committee met seven times in 2006.

The Compensation Committee operates pursuant to a written charter. A copy of the Compensation Committee’s charter is available on our website at www.level3.com.

Compensation Committee Interlocks and Insider Participations

None of the members of the Compensation Committee is an officer or employee of the company.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the company. The Committee (i) reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees (ii) reflects those policies and practices in our Corporate Governance Guidelines, (iii) and evaluates the qualifications of, and recommends to the full Board, candidates for election as directors. The Nominating and Governance Committee has adopted a written charter. The members of the Nominating and Governance Committee are John T. Reed (Chairman), James O. Ellis, Jr. and Michael B. Yanney. The Board has determined that the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of The NASDAQ Stock Market. The Nominating and Governance Committee met one time in 2006.

The Nominating and Governance Committee operates pursuant to a written charter. A copy of the Nominating and Governance Committee’s charter is available on our website at www.level3.com.

Nomination Procedures

In exploring potential candidates for director, the Nominating and Governance Committee considers individuals recommended by members of the committee, other directors, members of management, and stockholders or self-nominated individuals. The committee is advised of all nominations that are submitted to us and determines whether it will further consider the candidates using the criteria described below.

In order to be considered, each proposed candidate must:

•       be ethical;

•       have proven judgment and competence;

•       have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet our needs;

•       have demonstrated the ability to act independently and be willing to represent the interests of all stockholders and not just those of a particular philosophy or constituency; and

•       be willing and able to devote sufficient time to fulfill his/her responsibilities to Level 3 and its stockholders.

After the Nominating and Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the committee also reports on other candidates who were considered but not selected.

We will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available on our website at www.level3.com.

Our By-laws require that a stockholder who wishes to nominate an individual for election as a director at our Annual Meeting must give us advance written notice not less than 60 days prior to the anniversary date of the prior year’s Annual Meeting and not more than 90 days prior to the anniversary date of the prior year’s Annual Meeting, in connection with next year’s Annual Meeting and provide specified information. Stockholders may request a copy of the requirements from the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table whom we refer to as our Named Executive Officers. The Compensation Committee of the Board or the Compensation Committee makes all decisions for the total direct compensation—that is, the base salary, bonus and stock based long term incentive awards—of our Named Executive Officers, including James Q. Crowe, our Chief Executive Officer. The Compensation Committee also makes all award level decisions for the stock based long term incentive awards of our executive officers who are not Named Executive Officers.

The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to our employees in general are handled by teams of our Human Resources, Finance and Legal Department employees. The Compensation Committee (and in certain cases the entire Board) remains responsible for certain fundamental changes to these plans and policies outside of the day-to-day requirements necessary to maintain these plans and policies.

Compensation Philosophy

We believe that our success depends in large part on our ability to attract and retain qualified employees.

As part of our efforts to satisfy the need to attract, retain and motivate the individuals who possess the skills necessary to grow our business, management and our Compensation Committee believe that our compensation programs should reflect our compensation philosophy. This philosophy includes the following core beliefs:

•       our compensation principles are broad based and intended to be appropriate across the business and to provide all employees with the opportunity to participate in compensation programs based on the value that they help to create;

•       our employees should be rewarded fairly and competitively through a mix of base salary, short and long term incentives, benefits, career growth and development opportunities and a work environment that allows our employees to achieve results;

•       our compensation programs should be flexible in order to meet the needs of our business and are reviewed as appropriate by our Compensation Committee;

•       employee ownership demonstrates an economic stake in our business that aligns employees’ interests with those of our stockholders;

•       our employees should share appropriately with investors in the value that their results help to create;

•       our compensation programs should be based heavily on creating long-term value which is best measured by stock price performance;

•       our compensation programs are supported by an effective performance review and management process; and

•       we provide an above-market total compensation opportunity for exceeding expected performance.

We believe that short-term financial rewards alone are not sufficient to attract and retain our Named Executive Officers and that a properly designed long-term compensation program is a necessary component of recruitment and retention of these individuals. Our philosophy is to pay annual cash salary compensation that is competitive and a performance-based cash bonus that in some cases can be above market for individual and company performance that exceeds the goals set by the Compensation Committee.  In addition, our Named Executive Officers may, from time to time, receive additional cash bonus compensation related to that individual’s contribution to results achieved under special initiatives or programs or that individual’s contribution to extraordinary results.

We also believe that a critical component of our compensation philosophy is having the ability to provide appropriate incentives to employees through a long-term incentive program that is tied to stock price performance. We currently have a long-term incentive or LTI program that provides for two types of equity awards. The first type of equity vehicle is a stock-indexed security referred to as an Outperform Stock Option or OSO, which is administered under our 1995 Stock Plan, as amended. The second type of equity award is restricted stock units that vest over a period of years, depending on the participant’s continued employment and the terms of the specific grant.

Role of the Executive Officers

As stated above, the Compensation Committee makes all final decisions for the total direct compensation of our Named Executive Officers. Each year, Mr. Crowe recommends to the Compensation Committee the annual base salary and any adjustment from the prior year’s base salary, bonus target and long term incentive awards for each Named Executive Officer, other than himself. Mr. Crowe is provided analyses that inform his decision by Mr. Thomas C. Stortz, Executive Vice President, Chief Legal Officer and Secretary. Mr. Stortz, as part of his duties, is the senior executive responsible for human resources matters. Mr. Stortz receives information and analysis from the Compensation Committee’s outside consultant and members of the Human Resources Department. The Compensation Committee can exercise its discretion to modify any recommendations provided by Mr. Crowe. The Compensation Committee determines Mr. Crowe’s salary and bonus.

Setting Executive Compensation

Based on our compensation philosophy and objectives, the Compensation Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve our business goals and reward the executives for achieving these goals.

During the course of 2005, the Compensation Committee engaged in a review of the compensation programs with an emphasis on the compensation of our executive officers. This review was conducted as part of the Compensation Committee’s ongoing monitoring of the effectiveness of our compensation programs in attracting and retaining the executives and employee talent that we believe are needed to operate our business. The Compensation Committee reviewed analyses prepared by teams of our Human Resources, Finance and Legal Department employees. In addition, as part of its evaluation process, the Compensation Committee engaged Aon Consulting, an outside global human resources consulting firm, to assist the Compensation Committee in both reviewing our compensation programs with respect to 2005 and 2006 decisions and to the determine a peer group of companies to use as one factor in evaluating the competitiveness of our compensation programs for 2005 and 2006.

In 2005, the Compensation Committee selected a compensation peer group of companies that (i) operate in our industry, (ii) are of comparable size in terms of revenues and employees and (iii) have comparable market capitalization and capital structures and comparable ratios of market capitalization to employees, market capitalization to revenue and market capitalization to net income or net loss. All financial comparisons were made using year end 2004 information. As a result of this process, the Compensation Committee selected a compensation peer group of 35 companies with Level 3’s ranking, as follows:

•       30th percentile for number of employees;

•       64th percentile for revenue;

•       31st percentile for market capitalization;

•       20th percentile for net income/loss; and

•       95th percentile for revenue per employee.

In February 2006, as a result of the completion of the acquisition of WilTel Communications, which significantly increased the size of our business, including the number of our employees, the Compensation Committee, in consultation with Aon Consulting, modified the companies that comprised the compensation peer group.

The Compensation Committee determined, based on the review conducted during 2005, that for 2006, the use of both outperform stock options or OSOs and restricted stock units or RSUs would be continued. We believe that a blended long term incentive equity vehicle that combines the use of OSOs and RSUs allows us to accomplish several of our compensation philosophy objectives that are described in detail above, including providing an “outperformance” element through the OSO grants that is balanced by the retention element provided by RSUs. For 2006, the Compensation Committee determined that the quarterly target number of awards for both OSOs and RSUs would be the same for the July 1, 2006 and October 1, 2006 award dates. So, if a Named Executive Officer were awarded 1,000 OSOs quarterly, that Named Executive Officer would also receive a total of 1,000 RSUs for the two quarterly awards of RSUs in 2006. For additional information relating to the terms of both the OSOs and the RSUs, please see the more detailed discussion below under the caption “—2006 Executive Compensation Components—Stock Awards.”  The Compensation Committee concluded to continue to review the effectiveness of our long term incentive programs in light of both changing market conditions and the changing complexion of the company’s workforce as a result of our significant merger and acquisition activities.

During the course of 2006, as a result of (i) our acquisition of five companies since December 2005, our agreeing to acquire a sixth company during the third quarter of 2006 and the significant increase in the number of our employees resulting from these acquisitions, and (ii) the significant increase in our common stock price and enterprise value, the Compensation Committee undertook another comprehensive review of our executive compensation program. This review focused on recent trends in compensation program design, with a particular emphasis on the design trends for long term incentive programs by companies with which we compete for executive and employee talent. We use our primary compensation peer group as a guideline for the companies that we compete with for executive and employee talent. The Compensation Committee met numerous times during 2006 to review the data gathered and prepared by teams of our Human Resources, Finance and Legal Department employees. In addition, as part of the evaluation process, the Compensation Committee engaged Frederic W. Cook & Co., an independent consulting firm, to conduct a review of our total executive compensation program, including base salary, bonus and long-term incentive compensation for our Named Executive Officers. Frederic W. Cook also provided separate and additional assistance to the Compensation Committee in connection with the modifications of the structure of our LTI program that are described in more detail below. Frederic W. Cook provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for our Chief Executive Officer and in reviewing the recommendations being made by our Chief Executive Officer and management for our other Named Executive Officers with respect to awards under our LTI program. This 2006 review formed the basis for the compensation decisions we made for 2007.

Based upon an analysis conducted by Frederic W. Cook, the Compensation Committee observed that for almost all periods over the past five years, our stockholder return showed the strongest correlation with the S&P 500® IT Index rather than the S&P 500® Telecom Index. In consideration of this analysis as well as the Compensation Committee’s observation that we compete for executive talent most often with technology companies, the Compensation Committee concluded that our primary compensation peer group for competitive analysis purposes should be comprised primarily of technology companies. However, given the use by institutional investors of a communications peer group in assessing our performance, the Compensation Committee determined to use, as a secondary compensation peer group, a set of companies that includes communications companies. The secondary compensation peer group is used as an additional source of information in reviewing:  overall equity plan cost and stockholder value transfer; overall potential dilution; and chief executive officer pay for performance tests.

The following companies are included in our primary compensation peer group:

Affiliated Computer Services, Inc.	Computer Sciences Corporation	Lexmark International, Inc.
Altera Corporation	Fiserv, Inc.	LSI Logic Corporation
Autodesk, Inc.	Jabil Circuit, Inc.	Molex Incorporated
Avaya Inc.	JDS Uniphase Corporation	National Semiconductor Corporation
BMC Software, Inc.	Juniper Networks, Inc.	NCR Corporation
Citrix Systems, Inc.	KLA-Tencor Corporation	Novellus Systems, Inc.
QLogic Corporation	Symbol Technologies Inc.	VeriSign, Inc.
Sabre Holdings Corporation	Tellabs, Inc.	Xilinx, Inc.

The following companies are included in our secondary compensation peer group:

Alltel Corporation	NII Holdings, Inc.
American Tower Corporation	Qwest Corporation
CenturyTel, Inc.	SBA Communications Corporation
Citizens Communications Company	Sprint Nextel Corp.
Crown Castle International Corp.	Telephone and Data Systems, Inc.
Nextel Partners, Inc.	United States Cellular Corporation

With respect to compensation program design decisions affecting our Named Executive Officers that are effective for 2007, the Compensation Committee used as a guideline a comparison of each element of total compensation against a primary and secondary peer group of publicly traded and privately held technology and communications companies.

For comparison purposes, of the 25 companies in the primary compensation peer group, including Level 3:

•       our 2005 revenues were the seventh highest;

•       our 2005 net income was the 25th highest, as all but one of the other companies in this peer group have positive net income;

•       our year end 2005 number of employees was 12th highest;

•       our market capitalization as of August 31, 2006 was the 16th highest; and

•       our enterprise value also at August 31, 2006 was the highest.

Because of the large variance in size among the companies comprising the primary compensation peer group, in consultation with Frederic W. Cook, we used a statistical technique to adjust the compensation data for differences in company revenues in an effort to provide comparable data for our analysis. The technical term of the statistical technique that we used is regression analysis. This adjusted value was used as the basis of comparison of compensation between us and the companies in the primary compensation peer group.

Summary

Overall, for 2006, the base salaries we paid to our Named Executive Officers were at the median level of our primary compensation peer group. Variations generally relate to the experience level of the individual and market factors. Our analysis indicated that for our Named Executive Officers our 2006 total target direct compensation (including equity compensation) is at levels that are between the median and the 75th percentile of compensation actually paid to similarly situated executives of the companies comprising the primary compensation peer group in fiscal year 2005 and below the median for companies comprising our secondary compensation peer group.

A significant percentage of total compensation for our Named Executive Officers is allocated to bonus and equity compensation as a result of the philosophy and objectives described above. We do not have a preestablished policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information provided by Messrs. Crowe and Stortz as well as Mr. Kevin J. O’Hara, our President and Chief Operating Officer and Mr. Sunit S. Patel, our Group Vice President and Chief Financial Officer, as well as the committee’s outside consultant, to determine the appropriate level and mix of base and incentive compensation. We also incorporate flexibility into our compensation programs and the assessment process to respond to and adjust for the evolving business environment. Income from bonus and equity compensation is realized as a result of our performance or the individual’s performance against established goals and objectives. Ultimately, however, the Compensation Committee exercises its full discretion to determine the allocation between cash and non-cash or short-term and long-term incentive compensation.

2006 Executive Compensation Components

For the fiscal year ended December 31, 2006, the principal components of compensation for Named Executive Officers were:

•       base salary;

•       discretionary cash bonuses;

•       long-term equity incentive compensation; and

•       minimal perquisites and other personal benefits.

Most of our compensation elements simultaneously fulfill one or more of our compensation philosophy objectives.

Our base salary and bonus decisions are designed to reward annual achievements and be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term, sustained results.

Base Salary

We provide our Named Executive Officers with base salary to compensate them for services rendered during the year. These base salaries are based on experience, skills, job responsibilities and individual contribution, with reference to median base salary levels of executives in the relevant market as guided by our compensation peer groups that our Compensation Committee is using from time to time. Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. The Compensation Committee makes reasoned subjective determinations as to merit based increases to salaries for the Named Executive Officers based on an assessment of each individual’s performance during the prior year.

In February of 2006, the Compensation Committee reviewed and adjusted the base salaries for our Named Executive Officers. Mr. Crowe’s 2006 base salary was adjusted after reviewing his compensation history as well as the base salary levels for chief executive officers at our peer companies that were in effect at the time, after the composition of that peer group was modified following the completion of the WilTel Communications acquisition. The base salaries for the other Named Executive Officers for 2006 were based on recommendations by Mr. Crowe. In making his recommendations for the other Named Executive Officers, Mr. Crowe considered:

•       each executive officer’s individual performance and expected future contributions;

•       the survey data of our compensation peer group; and

•       a comparison of the base salaries of the executive officers who report directly to Mr. Crowe to ensure internal equity.

The Compensation Committee determined that the base salaries for the Named Executive Officers was below the median range of base salaries for our peer group. In addition, the Compensation Committee noted that Mr. Crowe had not received a base salary increase since 2003 and had received only a 2.6% increase in base salary from 2002 to 2003. As a result, Mr. Crowe recommended, and the Compensation Committee approved, base salary increases for each of Messrs. O’Hara, Miller, Stortz and Patel ranging from 29% to 49%. For Mr. Crowe, the Compensation Committee determined to increase Mr. Crowe’s base salary by 100%, from $375,000 to $750,000. The Compensation Committee noted that even at this increased level, Mr. Crowe’s base salary was still at the low end of the competitive range of base salaries for chief executive officers at our peer group. While some individual base salaries are above median to reflect a particular individual’s role, current base salaries are, in the aggregate, at the competitive median of those of our peer group.

Bonus Awards

Our cash bonus program is designed to reward our executives for the achievement of short-term financial and business goals. Although each executive officer is eligible to receive an award under our cash bonus program, the granting of the awards to any individual or the officers as a group is entirely at the discretion of our Compensation Committee. The Compensation Committee may choose to award the bonus or not, and decide on the actual level of the award, in light of all relevant factors after completion of the fiscal year.

In the first quarter of 2006, our Compensation Committee determined the business objectives for the 2006 bonus program. These included certain financial and strategic goals. Bonus payout targets were also set. 2006 bonuses did not have a minimum payout or maximum cap, but rather a range of expected payouts that would be made relative to the performance achieved. The recommended range of payouts was set at low, target and high levels and were influenced by market data reflecting our primary peer group. Although goals and targets were set, actual payout is determined by the Compensation Committee taking into account unbudgeted or unanticipated activities such as mergers, acquisitions, divestitures and capital markets activities, prevailing market and economic conditions and individual performance. Where individual performance is above the targeted level of performance, the Compensation Committee may elect to award a bonus above the range of expected payouts. Performance goals are generally assigned a weighting which is not absolute in its application, but serves as a guideline to inform the Compensation Committee’s determination of the bonus award level. Ultimately, the Compensation Committee retains full discretion to adjust bonus payouts to prevent inappropriate results, taking into account the overall context of our results so that bonuses are neither too low nor too high.

Using the design principles described above for our executive bonus program, the Compensation Committee set the following 2006 goals and objectives for the executive bonus program, some of which were given more significant weighting than others:

•       Manage our mature services for maximum cash flow. Performance against this goal is measured by a determination of whether we met or exceeded revenue and gross margin targets for our Other Communications Services, which includes our managed modem and related reciprocal compensation and legacy managed IP service business;

•       Appropriately increase revenue from Core Communications Services. Performance against this goal is measured by a determination of whether we met or exceeded revenue and gross margin targets for Core Communications Services, which includes transport and infrastructure, IP and data services, voice and video and advertising distribution services;

•       Effectively manage WilTel acquisition integration activities. Performance against this goal is measured by an assessment of progress against integration project milestones and objectives;

•       Attract, motivate and retain appropriate workforce. Performance against this goal is measured by an assessment of employee turnover rate and employee satisfaction;

•       Meet overall 2006 financial goals. Performance against this goal is measured against budgeted financial objectives; and

•       Undertake other strategic actions as appropriate, including capital markets and merger and acquisition activities. Performance against this goal is based on an assessment of the value added to the company as well as the level of OIBDA acquired in merger and acquisition transactions, and improvements in credit profile and balance sheet improvements with respect to the accomplishments in the capital markets. With respect to this objective, the Compensation Committee acknowledged that, depending upon the level of activities during the year, this objective could be a significant factor in determining overall 2006 bonus payouts.

The Compensation Committee determined what the expected level of performance would be for each of these objectives where that determination was practicable. This expected level of performance was one guideline used to determine a payout under the bonus program.

The target levels for 2006 are considered confidential, the disclosure of which would cause competitive harm to us. The Compensation Committee believes that the target level of performance for the objectives in any given year should not be easily achievable, and typically would not be achieved all of the time. As for obtaining the higher level or greater payout, the Compensation Committee believes that this level would typically be achieved less often than the target level of performance. However, the Compensation Committee recognizes that the likelihood of achievement of either level of payout in any given year may be different, and believes that the payout should be appropriate for the performance, regardless of how often it may happen.

In determining Mr. Crowe’s bonus compensation for 2006, the Compensation Committee considered his performance against the objectives described above. These results included the following items.

Goal/Objective	Summary Results
Manage our mature services for maximum cash flow

Generally accepted accounting principles, or GAAP, Revenue from managed modem, reciprocal compensation and managed services exceeded 2006 budget targets

Gross margin percentage for our mature services exceeded budget target

Appropriately increase revenue from Core Communications Services

Core services GAAP revenue exceeded the 2006 budget targets

Core services gross margin exceeded the 2006 budget target

GAAP revenue for each of the components of our Core Communications Services—Transport, IP and Data and Voice—exceeded 2006 budget targets

Effectively manage WilTel acquisition integration activities

Majority of network and operations integration completed for WilTel

WilTel 2006 cash flow exceeded 2006 budget target based on higher than budgeted cost savings offsetting lower than expected revenue

Completed majority of sales, customer, services and corporate integration activities and implemented an interim process for cross selling services and capabilities across all legacy networks

The Compensation Committee also expanded its analysis of the performance against this objective to include the status of integration efforts for the companies that we acquired during 2006 and was satisfied with the status of those efforts

Meet overall 2006 financial goals

On a basis without regard to the various acquisitions completed by the company during 2006—

Adjusted OIBDA exceeded the 2006 budget target

Adjusted OIBDA less capital expenditures exceeded the 2006 budget target

Gross margin percentage exceeded the 2006 budget target

Unlevered cash flow exceeded the 2006 budget target

The level of capital expenditures was less than the 2006 budget target

Gross Margin contribution from the SBC Contract met or exceeded the 2006 budget target

Undertake other strategic actions as appropriate, including capital markets and merger and acquisition activities

Merger and Acquisition Summary:

The company completed the acquisition of five companies (including Broadwing on January 3, 2007) and disposed of its software distribution business

The company paid total consideration of $3.306 billion, consisting of approximately $1.621 billion of cash consideration and approximately 354 million shares of Level 3 common stock

Acquired companies provided incremental Adjusted OIBDA of approximately $375 million.

Capital Markets Transactions:

The company engaged in ten capital markets related transactions during 2006. Total gross proceeds raised was approximately $2.853 billion

Change in total consolidated debt:

12/31/2005 - $6.023 billion

12/31/2006 - $7.362 billion, while also extending maturity dates

Total Annual Net Cash Interest Expense:

12/31/2005 - $416 million

12/31/2006 - $495 million

2007 Estimate - $500 million

Improvement in borrowing capacity:

In March 2006, Level 3 was able to issue senior notes with a fixed rate of interest of 12.25%, but was able to issue senior notes with the same level of seniority in December 2006 at a fixed rate of interest of 8.75%, and was able to lower its senior secured credit agreement interest rate from LIBOR plus 700 bps to LIBOR plus 300 bps

Cash Balance:

12/31/2005 $789 million

12/31/2006 $1.172 billion (pro forma for cash used in Broadwing acquisition)

Stock Awards

Background.   Our Compensation Committee also believes that a critical component of our compensation philosophy is having the ability to provide appropriate incentives to employees through a long term incentive program that is tied to stock price performance. We currently have a long-term incentive (LTI) program that provides for two types of equity awards. The first type of equity award is a stock-indexed security referred to as an Outperform Stock Option, or OSO, which is administered under our 1995 Stock Plan, as amended. The second type of equity award is restricted stock units, or RSUs, that vest over a period of years, depending on the participant’s continued employment and the terms of the specific grant, which is also administered under the 1995 Stock Plan, as amended. We believe that a blended equity vehicle of OSOs and RSUs allows us to accomplish several objectives, including providing an “outperformance” element through the OSO grants that is balanced by the retention element provided by RSUs.

OSOs.   OSOs are currently designed to provide recipients of the awards with the incentive to maximize stockholder value and to reward recipient employees only when the price of our common stock outperforms the S&P 500® Index between the date of grant and the date that the OSO is exercised or is settled. For OSOs granted in 2006, the OSOs generally have a four-year life and vest 50% at the end of the first year after grant, with the remaining 50% vesting in four equal quarterly installments so that the OSOs are fully vested by the end of the second year after grant.

OSOs have an initial strike price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial strike price is referred to as the “Initial Price.” For those OSOs granted in 2006, when an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSO. The Initial Price, however, can not be adjusted below the closing price of our common stock on the day that the OSO was granted.

Since a core belief of our compensation philosophy is to have employees share appropriately with our stockholders in the value that the employees’ efforts create, the value of all OSOs will increase as the price of our common stock increases relative to the performance of the S&P® 500 Index over time. This increase in value is attributable in part to the use of a “success multiplier.”

The mechanism for determining the value of an individual OSO award are described below:

The Initial Price, as determined on the day prior to the OSO grant date, is adjusted over time (the “Adjusted Strike Price”) until the exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the date of exercise. The value of the OSO increases for increasing levels of outperformance. OSOs have a multiplier range from zero to four depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
0% or Less	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11
11% or More	4.00

The pre-multiplier gain is our common stock price minus the Adjusted Strike Price on the date of exercise or the settlement date, as the case may be.

RSUs.   Early in 2005, our Compensation Committee determined that restricted stock units, or RSUs, should be added to our long term incentive program. RSUs were initially granted on an annual basis on a fixed date in July, which was subsequently changed to a fixed quarterly basis in the second half of 2006. RSUs vest generally in equal annual installments over three or four years, depending on the employee’s continued employment and the terms of the specific grant.

Grant Decisions for 2006.   We grant OSOs and RSUs to our Named Executive Officers based upon prior performance, the importance of retaining their services and the potential for their performance to help us attain our long-term goals. At the beginning of each year, each Named Executive Officer receives a fixed target number for their awards of OSOs. This fixed number is then divided by four, and that amount of OSOs is the target for each quarterly award of OSOs. There is no adjustment in the number of RSUs granted based on the individual’s performance. The fixed target number of RSUs and OSOs is determined based upon the individual’s job position, responsibilities and prior performance. The target number of OSOs is equal to the target number of RSUs. These fixed target amounts are also influenced by competitive compensation data, assistance from the Compensation Committee’s consultant and the discretion of the Compensation Committee.

2007 Modifications.   Our 1995 Stock Plan, as amended, affords our Compensation Committee flexibility to use a variety of means to provide the appropriate incentives as part of a long term compensation program. During the course of 2006, the Compensation Committee engaged in a comprehensive review of our LTI program as part of its review of our executive compensation program. The Compensation Committee determined to conduct this comprehensive review for the reasons discussed above. The Compensation Committee met numerous times during 2006 to review the evaluation and analysis prepared by teams of our Human Resources, Finance and Legal Department employees regarding modifications to the LTI program. In addition, as part of its evaluation process, the Compensation Committee engaged Frederic W. Cook & Co. to provide assistance to the Compensation Committee in connection with the modifications of our LTI program.

The 2006 comprehensive review of our LTI program included a review of not just the features of equity awards (OSOs and RSUs) that we currently use, but also other types of award instruments, other possible design features, and current long term incentive trends in the marketplace. The Compensation Committee also considered the results of an employee survey that had been conducted regarding our LTI program, which indicated in part that employees with lower level job responsibilities generally valued RSUs more highly than OSOs. During this review, the Compensation Committee was particularly interested in evaluating:  methods for determining the size of an annual award pool for LTI program awards, as well as how the committee would determine individual award levels; which employees should be eligible for participation in the LTI program and the feasibility of maintaining a broad based LTI program across the entire organization; the vesting schedule and exercise period for an OSO; and design changes to make the LTI program easier for our employees and investors to value and understand.

As a result of the 2006 review, we have made changes to the terms of the OSOs, but not the mechanics for determining the value of an OSO on the date of settlement. Beginning in April 2007, the OSOs will have a three-year life and will vest 100% on the third anniversary of the date of the award and will fully settle on that date. In other words, recipients of these OSOs will not be able to voluntarily exercise the OSOs as they will settle automatically with value on the third anniversary of the date of the award or expire without value on that date. This type of instrument is sometimes referred to as a “European style option.”  As mentioned above, the same mechanics for OSOs valuations for awards made prior to April 2007 will be used for the post-April 2007 OSOs, except that all calculations will be completed one time on the settlement date. The Compensation Committee felt that this change provided a potentially longer holding period and a better alignment of our LTI program with the interests of our stockholders. In addition, the Compensation Committee believes that with these modifications the program may be more easily understood and valued by both our employees and investors.

Prior to April 2007, as described above, OSOs were awarded on a quarterly basis and RSUs were granted on an annual basis, which was modified to a quarterly basis in July 2006 with awards being made on July 1, 2006 and October 1, 2006. As of April 2007, OSOs will be awarded on a monthly basis, and RSUs will continue to be awarded on a quarterly basis.

We have also modified the LTI program with regard to who is eligible to receive OSOs and who is eligible to receive RSUs. Beginning in April 2007, all of our employees are eligible to receive RSU awards, but only certain employees, including all of our Named Executive Officers, are eligible to receive awards of OSOs. This type of eligibility requirement is consistent with the results of the employee survey as well as competitive information provided to the Compensation Committee by Frederic W. Cook. At the beginning of each year, each employee will receive a fixed target amount of RSUs and, if eligible, a fixed target amount of OSOs. These fixed amounts are set for the year, and are then divided by four in the case of RSUs and by 12 with respect to OSOs to determine the number actually awarded to the employee quarterly or monthly, as the case may be. These fixed amounts are not adjusted during the year based on the individual’s performance. However, the Compensation Committee reserves the right to make changes to this program—including the fixed target amounts—as conditions in the market or our business require. The first award of OSOs in April 2007 will represent a total amount of four months of awards as the effective date of the change in the program structure was January 1, 2007.

To determine the annual LTI program award pool, the Compensation Committee adopted, as a guideline, the Shareholder Value Transfer methodology, which targets aggregate annual grants based on the date of determination fair value as a percentage of the issuer’s market capitalization. The award level for each Named Executive Officer was determined by the Compensation Committee using as a guideline competitive data from both the primary compensation peer group, as well as the individual’s job position, responsibilities and prior performance.

The Compensation Committee will continue to set the fixed target amounts of OSOs and RSUs for all Named Executive Officers.

Timing of Awards.   We have awarded OSOs on fixed grant dates, and we award RSUs generally also on fixed grant dates. In certain cases, new employees receive a grant of RSUs effective upon their actual employment with us, but those new employees who are eligible to receive OSOs do not receive OSO awards until the next regular award date after their date of hire. In addition, we do not coordinate grants of these awards so that they are made before announcement of favorable information, or after announcement of unfavorable information. All awards to Named Executive Officers require the direct approval of the Compensation Committee. Since 1998, OSOs were granted on a fixed quarterly basis, and beginning April 2007, OSOs are granted on a fixed monthly basis on the first day of the month. The initial strike price for all OSOs is the prior trading day’s closing price of our common stock on the NASDAQ Global Select Market. Beginning January 1, 2007, RSUs are granted on a fixed quarterly basis on the first day of January, April, July and October, with the first award under the modified program being made on April 1, 2007 representing awards for both January 1, 2007 and April 1, 2007. Prior to April 2007, RSUs were granted on fixed dates of April 1, 2005 (which was a special one-time retention award to certain employees and a special interim grant to all employees), July 1, 2005 (for an annual award), July 1, 2006 (for a quarterly award) and October 1, 2006 (for a quarterly award). Awards of both OSOs and RSUs were suspended after October 1, 2006 in anticipation of the restructuring of the LTI program for 2007. LTI targets for new hires are determined at the time of their joining the company.

Change in Control.   Our OSOs and RSUs generally vest or settle, as the case may be, upon a change in control. This is generally the only benefit obtained automatically upon a change of control. We adopted the so-called “single” trigger treatment for equity vehicles for the following reasons:

•       To be consistent with what we believe is the current market practice among technology companies.

•       To keep employees relatively whole for a reasonable period, but avoid creating a “windfall.”

•        Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•        Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the transaction.

•        The employing company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•        Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•       To support the compelling business need to retain key employees during uncertain times.

•        A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package.

In addition, we will provide gross-ups for our employees from any taxes due under Section 4999 of the Internal Revenue Code of 1986. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. In addition, as it is uncertain at the time an employee joins the company whether he or she will be affected by Section 4999 at the time of a change of control and to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that the potential for Section 4999 gross up payments are appropriate for all of our employees.

Modifications Generally.   From time to time, our Compensation Committee evaluates the structure of our LTI programs. Our Compensation Committee from time to time may make modifications to these programs to reflect the changing needs related to attracting, retaining and motivating our Named Executive Officers. These changes may be based, in part, on market conditions and the LTI program of competitors. As new LTI instruments are frequently developed and since the tax and accounting treatment of various instruments are subject to change over time, management and the Compensation Committee regularly review our compensation programs to determine whether these programs are accomplishing our goals in the most cost-effective manner.

Determination of Bonus and Stock Awards for 2006

The Compensation Committee, as well as the full Board of Directors, continues to be satisfied with Mr. Crowe’s leadership of the company and his performance during 2006. The Compensation Committee believes that 2006 was a significant year in terms of operational, financial and strategic achievements, and felt that the Named Executive Officers should be compensated accordingly. Based on the successes described above, the Committee approved the payment of a bonus to Mr. Crowe consisting of $4.0 million in cash and $1.0 million in RSUs, representing 157,536 restricted stock units, the restrictions on which will lapse in equal installments over three years. As a participant in the company’s LTI program, Mr. Crowe also received a grant of 237,500 RSUs and a grant of 475,000 OSOs. Given Mr. Crowe’s significant role in leading Level 3 through a very successful year, the Compensation Committee considers the total remuneration provided to him for 2006 to be appropriate.

Based on the successes described above, the Committee also approved bonuses for 2006 performance to the other Named Executive Officers as follows.

The Compensation Committee approved the payment of a bonus to Mr. Patel consisting of $1,700,000 in cash and $300,000 in RSUs, representing 47,262 restricted stock units, the restrictions on which will lapse in equal installments over three years. As a participant in the company’s LTI program, Mr. Patel also received a grant of 77,500 RSUs and a grant of 155,000 OSOs during 2006.

The Compensation Committee approved the payment of a bonus to Mr. O’Hara consisting of $2,500,000 in cash and $500,000 in RSUs, representing 78,768 restricted stock units, the restrictions on which will lapse in equal installments over three years. As a participant in the company’s LTI program, Mr. O’Hara also received a grant of 135,000 RSUs and a grant of 270,000 OSOs during 2006.

The Compensation Committee approved the payment of a bonus to Mr. Miller consisting of $1,700,000 in cash and $300,000 in RSUs, representing 47,262 restricted stock units, the restrictions on which will lapse in equal installments over three years. As a participant in the company’s LTI program, Mr. Miller also received a grant of 95,000 RSUs and a grant of 190,000 OSOs during 2006.

The Compensation Committee approved the payment of a bonus to Mr. Stortz consisting of $1,875,000 in cash and $375,000 in RSUs, representing 59,076 restricted stock units, the restrictions on which will lapse in equal installments over three years. As a participant in the company’s LTI program, Mr. Stortz also received a grant of 77,500 RSUs and a grant of 155,000 OSOs during 2006.

During 2006, Mr. Keith R. Coogan’s compensation was determined based upon a recommendation from Mr. Miller, which was reviewed with our Compensation Committee. Based upon the performance of our Software Spectrum subsidiary, Mr. Coogan received a discretionary cash bonus of $364,727. In addition to Mr. Coogan’s base salary and discretionary bonus, Mr. Coogan received additional bonuses pursuant to the terms of his Special Retention Bonus Agreement, dated February 28, 2006. Software Spectrum entered into this agreement as an incentive to Mr. Coogan to remain as the chief executive officer of Software Spectrum as we pursued the possible sale of this subsidiary. The Special Retention Bonus Agreement provided for Mr. Coogan to receive a fixed retention bonus of $1.0 million for 2006, in equal quarterly installments. Mr. Coogan received $500,000 under this agreement prior to the sale of Software Spectrum in the third quarter 2006. In addition, to the extent that we sold our Software Spectrum, Inc. subsidiary, Mr. Coogan would receive a “sale bonus” based on a formula equal to 1% of the amount of the proceeds received by us upon the sale of Software Spectrum, minus 75% of the total amount of all other quarterly retention bonus payments made to Mr. Coogan during 2006. At the time that we agreed to sell Software Spectrum to Insight Enterprises, Inc., Mr. Coogan agreed with us that the amount of this sale bonus would equal $2,845,000. Mr. Coogan also received a grant of 75,972 RSUs and a grant of 72,468 OSOs during 2006.

Of the amount of OSOs granted in 2006, 16% was granted to the Named Executive Officers, and the balance was granted to other officers and other employees. Of the amount of RSUs granted in 2006, 12% was granted to the Named Executive Officers, and the balance was granted to other officers and other employees. During 2006, a total of 3,528 employees received OSOs and 3,120 employees received RSUs.

Other Compensatory Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of health and welfare and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We limit the perquisites that we make available to our Named Executive Officers. With the exception of the personal use of our corporate aircraft—which is discussed below—our Named Executive Officers are entitled to no benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our Named Executive Officers or other employees.

We provide our Named Executive Officers personal use of our corporate aircraft because we believe that this benefit generally allows our executives to work more efficiently. We believe that providing this benefit reaches or strikes the appropriate balance since the executives that use our corporate aircraft solely for personal use agree to reimburse us for our incremental cost pursuant to an Aircraft Time-Share Agreement. This agreement provides that we will charge the individual the incremental cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The rate used for 2006 was initially $1,250 per hour, but was raised to $1,500 per hour of use in September 2006. We received a total payment in the amount of $167,468.96 from Mr. Crowe under his agreement for the period January 1, 2006 to December 31, 2006, and a total payment in the amount of $94,105.58 from Mr. O’Hara under his agreement for the same period.

We note that when a guest accompanies a member of our senior management on business travel, we impute as income the cost of that additional travel to that executive. To calculate the amount of imputed income, we use the Internal Revenue Service’s Standard Industry Fare Level, or SIFL, rates. For 2006, Mr. Crowe had $12,610 of imputed income and Mr. O’Hara had $27,121 of imputed income. However, for 2006, amounts reported as a perquisite in the summary compensation table below are all calculated at the rate per hour of use under the Aircraft Time-Share Agreement indicated above.

Post-Employment Compensation

Pension Benefits.   We do not provide pension arrangements or post-retirement health coverage for our Named Executive Officers. Our Named Executive Officers are eligible to participate in our 401(k) plan. We provide a matching contribution to our Named Executive Officers through units in the Level 3 Stock Fund, which represent shares of  Level 3 common stock. We currently match up to 100% of 7% of eligible earnings or regulatory limits. For the year ended December 31, 2006, the Compensation Committee also approved a discretionary grant of 3% of eligible compensation to qualifying employees, including all of the Named Executive Officers, which is deposited in their 401(k) share accounts in the form of units in the Level 3 Stock Fund. The Level 3 Stock Fund is the mechanism that is used for Level 3 to make employer matching and other contributions to employees, including the Named Executive Officers, through the Level 3 401(k) plan. Our Named Executive Officers are not able to purchase units in the Level 3 Stock Fund. As all of our Named Executive Officers have more than three years of service with us, each of the Named Executive Officers are fully vested in the units of the Level 3 Stock Fund in their 401(k) plan accounts.

Nonqualified Deferred Compensation.   We do not provide any nonqualified defined contribution or other deferred compensation plans.

Other Post-Employment Payments.   All of our Named Executive Officers are employees-at-will and as such do not have employment contracts with us.

Stock Ownership Guidelines

Prior to 2007, the Compensation Committee adopted guidelines for ownership of our common stock for the Vice Chairman, the Chief Executive Officer, the Chief Operating Officer, the President, the Chief

Financial Officer and the Executive Vice Presidents. These guidelines are based on a dollar value of our common stock. The following table summarizes these guidelines.

CEO	$10,000,000
COO/President/Vice Chairman	$2,500,000
Executive Vice Presidents/CFO	$1,000,000
Directors	$250,000

The Compensation Committee reviews these guidelines at least annually, and may update or modify them based on a variety of factors including the composition of our senior management team and stock market conditions. Stock held by the individual, his or her spouse and minor children, along with shares of our common stock held in the individual’s 401(k) Plan account and in trusts for the benefit of these individuals, will be included for purposes of determining the individual’s satisfaction of the ownership guidelines. For 2007 the Compensation Committee modified the guidelines to require a minimum number of shares of our common stock to be held, rather than a specified dollar value. The changes to these guidelines effective for 2007 are as follows:

CEO	1,000,000
COO/President/Vice Chairman	500,000
Group Presidents/Executive Vice Presidents/CFO	250,000
Group Vice Presidents	150,000
Directors	50,000

The Compensation Committee has concluded that grants of restricted stock or restricted stock units will not be made to assist individuals in meeting the ownership guidelines. In addition, the Compensation Committee has concluded not to force individuals to make either private or open market purchases of our common stock to meet the ownership guidelines. Rather, the Compensation Committee has concluded that after a period of 5 years, that until such time as the individual is in compliance with these guidelines, 25% of the shares of our common stock issuable upon any OSO exercise or restricted stock unit grant that has vested should be held by the individual in the form of shares of our common stock until such time as the guideline has been met. The failure of an individual to make a good faith effort to meet the guidelines in a timely manner and to maintain their compliance with the guidelines will be a significant factor in the Compensation Committee’s and senior management’s determinations of the individual’s future bonus payments and long-term incentive compensation awards.

Potential Impact on Compensation from Executive Misconduct

If our Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the company’s financial results, seeking reimbursement of any compensation paid or awarded to the executive that is greater than what would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Section 162(m) of the Internal Revenue Code

The Compensation Committee takes into consideration the tax deductibility limitation of Section 162(m) of the Internal Revenue Code of 1986, or the Code, when making compensation decisions for the company’s Named Executive Officers. Generally, Section 162(m) limits the amount of compensation that a public company can deduct for federal income tax purposes to the extent that the compensation is greater than $1.0 million and does not fall within that section’s exemptions. Our OSO program is intended to meet the requirements for “qualified performance-based compensation” exempt from these deductibility limitations. However, the Compensation Committee does not believe it is advisable to adopt a strict policy against paying nondeductible compensation, and may do so in appropriate circumstances. At the present time, the determination by the Compensation Committee of the payment of bonuses to our Named Executive Officers does not take into account the tax deductibility of Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee of the Board has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to our Board that the Compensation Discussion and Analysis be included in the company’s Form 10-K for the year ended December 31, 2006 and the company’s Proxy Statement with respect to the 2007 Annual Meeting of Stockholders. This report is provided by the following independent directors, who comprise the committee:

Michael B. Yanney (Chairman)

Richard R. Jaros

Arun Netravali

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
James Q. Crowe	2006	$706,731	$4,000,000	$1,418,594	$2,578,290	$34,210	$8,737,825
Chief Executive Officer
Sunit S. Patel	2006	$389,616	$1,700,000	$402,662	$896,392	$16,484	$3,405,154
Chief Financial Officer
Kevin J. O’Hara	2006	$529,231	$2,500,000	$690,160	$1,465,554	$51,624	$5,236,569
President and COO
Charles C. Miller, III	2006	$461,731	$1,700,000	$545,339	$1,031,316	$24,986	$3,763,372
Exec. VP & Vice Chairman
Thomas C Stortz	2006	$412,885	$1,875,000	$431,979	$904,284	$26,744	$3,650,892
Exec. VP & Chief Legal Officer
Keith R. Coogan	2006	$317,215	$3,709,727	$118,625	$274,705	$8,029	$4,428,301
CEO Software Spectrum, Inc.(5)

(1)          In February 2007, the Compensation Committee awarded bonuses payable in restricted stock units, or RSUs, along with the cash bonus amounts listed in this column. Each of these cash and equity bonuses were for performance during 2006. The RSU bonuses will vest in three equal installments over three years from the February 2007 date of grant and as such, will be expensed by us ratably during the vesting period commencing in 2007. Pursuant to SEC rules, disclosure for these RSU bonuses will appear along with disclosure of other compensation for the Named Executive Officers for our fiscal years ended December 31, 2007, 2008 and 2009. We will include the SFAS No. 123R, “Share-Based Payment” or SFAS 123R expense of these grants of RSUs over this three-year vesting period. The RSU bonus amounts awarded in February 2007 were as follows:  Mr. Crowe $1.0 million in RSUs, representing 157,536 restricted stock units; Mr. Patel $300,000 in RSUs, representing 47,262 restricted stock units; Mr. O’Hara $500,000 in RSUs, representing 78,768 restricted stock units; Mr. Miller $300,000 in RSUs, representing 47,262 restricted stock units; and Mr. Stortz $375,000 in RSUs, representing 59,076 restricted stock units. Mr. Coogan did not receive this additional equity bonus.

(2)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of RSUs granted in 2006 as well as those granted in prior fiscal years. These values have been calculated in accordance with SFAS 123R using the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information relating to the assumptions made by us in valuing these awards for 2006, refer to note 15 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards Table for more information on awards made in 2006. The amounts in this column reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of outperform stock options, or OSOs, granted to each of the Named Executive Officers in 2006 as well as those granted in prior fiscal years. These values have been calculated in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions we made with respect to the 2006 grants, refer to note 15 of our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. See the Grants of Plan-Based Awards Table for more information on options granted in 2006. The amounts in this column reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)          See the All Other Compensation Table below for additional information.

(5)          Mr. Coogan was the chief executive officer of our Software Spectrum subsidiary, which was sold to Insight Enterprises, Inc. in September 2006. Mr. Coogan is no longer an employee of Level 3 or any of its subsidiaries. However, we are disclosing information with respect to Mr. Coogan as required by SEC rules because of his position as one of our executive officers prior to the sale of our subsidiary.

All Other Compensation Table

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to Savings Plans ($)(2)	Total ($)
James Q. Crowe	2006	12,610	21,600	34,210
Sunit S. Patel	2006	0	21,600	21,600
Kevin J. O’Hara	2006	27,121	24,503	51,624
Charles C. Miller, III	2006	0	24,986	24,986
Thomas C. Stortz	2006	0	26,744	26,744
Keith R. Coogan	2006	0	8,029	8,029

(1)          The amounts in this column relate to the personal use of our aircraft by the executive, when that personal use is in conjunction with a business use of the aircraft. These amounts are in addition to the amounts that are paid directly by the executive pursuant to the Aircraft Time-Share Agreement in place with the executive for strictly personal use of our aircraft. This arrangement is described above under the caption “2006 Executive Compensation Components—Perquisites.”  The calculation of our incremental cost for personal use of our aircraft by these executives is based on the rate that we charge our executives under the Aircraft Time-Share Agreement. This agreement provides that we will charge the individual the incremental cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The rate used for 2006 was initially $1,250 per hour, but was raised to $1,500 per hour of use in September 2006. Consistent with this regulation, the rate includes only the variable costs incurred as a result of personal flight activity, including fuel, oil, lubricants, and other additives, travel expenses of the crew, including food, lodging and ground transportation, hanger and tie-down costs away from the aircraft’s base of operations, insurance obtained for the specific flight, landing fees, airport taxes and similar assessments, customs, foreign permit and similar fees directly related to the flight, in flight food and beverages, passenger ground transportation, and flight planning and weather contract services.  It excludes non-variable costs, such as exterior paint, interior refurbishment and regularly scheduled inspections, which would have been incurred regardless of whether there was any personal use of aircraft.

(2)          This column includes company matching contributions to the Named Executive Officer’s 401(k) plan account as follows:  for each of Messrs. Crowe, Patel, O’Hara, Miller and Stortz, $15,000; and for Mr. Coogan, $8,029. These matching contributions were made to the named executive’s 401(k) plan account in the form of units of the Level 3 Stock Fund.

Grants of Plan-Based Awards in 2006

This table provides the following information about equity granted to the Named Executive Officers in 2006: (1) the grant date; (2) the number of shares underlying the RSUs awarded to the Named Executive Officers other than Mr. Coogan, (3) the number of shares underlying OSOs awarded to the Named Executive Officers, (4) the initial strike price of the OSOs, which reflects the closing price of our common stock on the date prior to the grant date and (5) the grant date fair value of each equity award computed under SFAS 123R.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
James Q. Crowe	1/1/2006		118,750	$2.87	$789,760
	4/1/2006		118,750	$5.18	$744,071
	7/1/2006		118,750	$4.44	$613,533
	10/1/2006		118,750	$5.39	$869,715
	8/11/2006	118,750			$401,002
	11/17/2006	118,750			$568,441
Sunit S. Patel	1/1/2006		38,750	$2.87	$257,711
	4/1/2006		38,750	$5.18	$242,802
	7/1/2006		38,750	$4.44	$200,205
	10/1/2006		38,750	$5.39	$283,802
	8/11/2006	38,750			$130,853
	11/17/2006	38,750			$185,491
Kevin J. O’Hara	1/1/2006		67,500	$2.87	$448,916
	4/1/2006		67,500	$5.18	$422,946
	7/1/2006		67,500	$4.44	$348,745
	10/1/2006		67,500	$5.39	$494,364
	8/11/2006	67,500			$227,938
	11/17/2006	67,500			$323,114
Charles C. Miller, III	1/1/2006		47,500	$2.87	$315,904
	4/1/2006		47,500	$5.18	$297,629
	7/1/2006		47,500	$4.44	$245,413
	10/1/2006		47,500	$5.39	$347,886
	8/11/2006	47,500			$160,401
	11/17/2006	47,500			$227,376
Thomas C. Stortz	1/1/2006		38,750	$2.87	$257,711
	4/1/2006		38,750	$5.18	$242,802
	7/1/2006		38,750	$4.44	$200,205
	10/1/2006		38,750	$5.39	$283,802
	8/11/2006	38,750			$130,853
	11/17/2006	38,750			$185,491
Keith R. Coogan	4/1/2006		32,940	$5.18	$206,398
	7/1/2006		39,528	$4.44	$204,225
	1/1/2006	43,032			$138,356
	8/11/2006	32,940			$111,234

(1)          This column shows the number of RSUs granted in 2006 to the Named Executive Officers. Each of these grants of RSUs will have their restrictions lapse in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(2)          This column shows the number of OSOs granted in 2006 to the Named Executive Officers. The number of shares issued upon exercise or settlement of OSOs is subject to increase or decrease based on the relative performance of our common stock when compared with the performance of the S&P 500® Index over the period between the date of grant of the OSO and the date immediately preceding the date of exercise or settlement. OSOs currently outstanding have a success multiplier ranging from zero to four depending upon the performance of our common stock relative to the S&P 500® Index. For details on the formula to determine the number of shares of our common stock that is issued upon exercise or settlement of vested OSOs, please see the discussion under the caption “2006 Executive Compensation Components—Stock Awards—OSOs,” above. OSOs awarded in 2006 vest 50% on the first anniversary of the grant date, and the remaining 50% vest in four equal quarterly installments of 12.5% so that the award is fully vested at the end of the second year after the grant date. OSO awards provide for acceleration of vesting in the event of a change of control as defined in our 1995 Stock Plan, as amended.

(3)          OSOs have an initial exercise price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This exercise price is referred to as the Initial Price. When an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSO. For details on the formula to determine the adjustment to the exercise price for OSOs, please see the discussion under the caption “2006 Executive Compensation Components—Stock Awards—OSOs,” above.

(4)          This column shows the full grant date fair value of RSUs under SFAS 123R and the full grant date fair value of OSOs under SFAS 123R granted to the Named Executive Officers, in 2006. Generally, the full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. For purposes of the RSUs, fair value is calculated using the closing price of our common stock of $3.75 on August 11, 2006 and $5.33 on November 17, 2006, respectively. For purposes of the OSOs, the fair value is calculated using a calculation value factor of $7.41 for the January 1, 2006 grant, $6.98 for the April 1, 2006 grant, $5.75 for the July 1, 2006 grant and $8.15 for the October 1, 2006 grant. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 15 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table provides information on the current holdings of OSOs and RSUs by the Named Executive Officers. This table includes unexercised and unvested stock option awards, vested and unvested OSOs and unvested RSUs. Each grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the award grant date. For additional information about the OSO and RSU awards, see the descriptions above under the caption “2006 Executive Compensation Components—Stock Awards” above. Please note that a zero included in the columns under Option Awards indicates that the OSOs comprising that specific grant have a zero dollar value ($0) at December 31, 2006, because our common stock price had not outperformed the S&P 500® Index from the date of award of the OSOs to December 31, 2006.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not		Market Value of Shares or Units of Stock That Have Not
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date	Vested (#)		Vested ($)
James Q. Crowe	1/1/2003	0	0	$7.92	1/1/2007	1,099,143	(a)	$6,155,201
	4/1/2003	0	0	$8.65	4/1/2007	112,550	(b)	$630,280
	7/1/2003	0	0	$9.71	7/1/2007	356,250	(c)	$1,995,000
	10/1/2003	0	0	$7.74	10/1/2007	118,750	(d)	$665,000
	7/1/2005	202,173	67,389	$2.42	7/1/2009	118,750	(e)	$665,000
	10/1/2005	154,601	92,760	$2.68	10/1/2009
	1/1/2006	98,902	98,902	$3.27	1/1/2010
	4/1/2006	0	0	$5.69	4/1/2010
	7/1/2006	0	53,544	$4.97	7/1/2010
	10/1/2006	0	0	$5.74	10/1/2010
Sunit S. Patel	4/1/2003	0	0	$8.65	4/1/2007	78,772	(g)	$441,123
	7/1/2003	0	0	$9.71	7/1/2007	32,812	(b)	$183,747
	10/1/2003	0	0	$7.74	10/1/2007	150,000	(f)	$840,000
	1/1/2004	0	0	$7.29	1/1/2008	116,250	(c)	$651,000
	4/1/2004	1,492	0	$5.05	4/1/2008	38,750	(d)	$217,000
	7/1/2004	38,320	0	$4.37	7/1/2008	38,750	(e)	$217,000
	10/1/2004	71,781	0	$3.30	10/1/2008
	1/1/2005	50,750	0	$3.98	1/1/2009
	7/1/2005	65,973	21,989	$2.42	7/1/2009
	10/1/2005	50,449	30,269	$2.68	10/1/2009
	1/1/2006	32,273	32,273	$3.27	1/1/2010
	4/1/2006	0	0	$5.69	4/1/2010
	7/1/2006	0	17,472	$4.97	7/1/2010
	10/1/2006	0	0	$5.74	10/1/2010
Kevin J. O’Hara	9/30/1997	500,000 (3)	0	$5.43	9/30/2007	157,544	(g)	$882,246
	1/1/2003	0	0	$7.92	1/1/2007	56,250	(b)	$315,000
	4/1/2003	0	0	$8.65	4/1/2007	225,000	(f)	$1,260,000
	7/1/2003	0	0	$9.71	7/1/2007	202,500	(c)	$1,134,000
	10/1/2003	0	0	$7.74	10/1/2007	67,500	(d)	$378,000
	7/1/2005	114,921	38,304	$2.42	7/1/2009	67,500	(e)	$378,000
	10/1/2005	87,879	52,726	$2.68	10/1/2009
	1/1/2006	56,218	56,218	$3.27	1/1/2010
	4/1/2006	0	0	$5.69	4/1/2010
	7/1/2006	0	30,435	$4.97	7/1/2010
	10/1/2006	0	0	$5.74	10/1/2010

Charles C. Miller, III	1/1/2003	0	0	$7.92	1/1/2007	157,544	(g)	$882,246
	4/1/2003	0	0	$8.65	4/1/2007	49,687	(b)	$278,247
	7/1/2003	0	0	$9.71	7/1/2007	165,000	(f)	$924,000
	10/1/2003	0	0	$7.74	10/1/2007	142,500	(c)	$798,000
	7/1/2005	80,871	26,954	$2.42	7/1/2009	47,500	(d)	$266,000
	10/1/2005	61,841	37,103	$2.68	10/1/2009	47,500	(e)	$266,000
	1/1/2006	39,561	39,561	$3.27	1/1/2010
	4/1/2006	0	0	$5.69	4/1/2010
	7/1/2006	0	21,418	$4.97	7/1/2010
	10/1/2006	0	0	$5.74	10/1/2010
Thomas C. Stortz	1/1/2003	0	0	$7.92	1/1/2007	78,772	(g)	$441,123
	4/1/2003	0	0	$8.65	4/1/2007	37,500	(b)	$210,000
	7/1/2003	0	0	$9.71	7/1/2007	180,000	(f)	$1,008,000
	10/1/2003	0	0	$7.74	10/1/2007	116,250	(c)	$651,000
	1/1/2004	0	0	$7.29	1/1/2008	38,750	(d)	$217,000
	4/1/2004	1,492	0	$5.05	4/1/2008	38,750	(e)	$217,000
	7/1/2004	43,795	0	$4.37	7/1/2008
	10/1/2004	82,036	0	$3.30	10/1/2008
	1/1/2005	58,000	0	$3.98	1/1/2009
	7/1/2005	65,973	21,989	$2.42	7/1/2009
	10/1/2005	50,449	30,269	$2.68	10/1/2009
	1/1/2006	32,273	32,273	$3.27	1/1/2010
	4/1/2006	0	0	$5.69	4/1/2010
	7/1/2006	0	17,472	$4.97	7/1/2010
	10/1/2006	0	0	$5.74	10/1/2010
Keith R. Coogan(4)		0	0			0		$0

(1)             With the exception of the reference to 500,000 for Mr. O’Hara, the number of shares of our common stock indicated in this column is the result of determining the OSO value at December 31, 2006, and has been computed based upon the OSO formula and multiplier as of that date and the closing sale price of our common stock on that date. The value of an OSO is subject to change based upon the performance of our common stock relative to the performance of the S&P 500® Index from the time of the grant of the OSO award until the award is exercised. Since the value of an OSO depends on the degree to which our common stock outperforms the index, the number of shares issued upon exercise of a vested OSO will change from time to time. The 500,000 reference for Mr. O’Hara relates to a grant of non-qualified stock options enabling Mr. O’Hara to purchase 500,000 shares of our common stock. See note (3) below.

(2)             OSOs have an initial strike price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial strike price is referred to as the Initial Price. When an employee elects to exercise an OSO, the Initial Price is adjusted upward or downward—as of the date of that exercise—by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the date of exercise of the OSO. The amounts shown in this column represent the adjusted exercise price for the OSOs as of December 31, 2006.

(3)             Represents non-qualified stock options granted to Mr. O’Hara in 1997. These non-qualified stock options are fully vested at December 31, 2006.

(4)             Mr. Coogan is no longer an employee of Level 3 or any of its subsidiaries, and was not an employee on December 31, 2006.

Vesting Information

OSOs

OSOs vest 50% on the first anniversary of the grant date, and the remaining 50% vest in equal quarterly installments so that the award is fully vested at the end of the second year after the date of the award. OSO awards provide for acceleration of vesting in the event of a change of control as defined in our 1995 Stock Plan, as amended.

RSUs

(a)           vests 100% on May 3, 2008; provided that if our insider trading policy does not permit the sale of our common stock by insiders on that date, the vesting is automatically delayed until the first trading day on which such trading is permitted under that policy.

(b)          vests 100% on April 1, 2007; provided that if our insider trading policy does not permit the sale of our common stock by insiders on that date, the vesting is automatically delayed until the first trading day on which such trading is permitted under that policy.

(c)           vests in equal installments on July 1, 2007, 2008 and 2009.

(d)          vests in equal installments on July 1, 2007, 2008, 2009 and 2010.

(e)           vests in equal installments on October 1, 2007, 2008, 2009 and 2010.

(f)             vests in equal installments on April 1, 2007, 2008 and 2009; provided that if our insider trading policy does not permit the sale of our common stock by insiders on that date, the vesting is automatically delayed until the first trading day on which such trading is permitted under that policy.

(g)           vests in equal installments on February 21, 2007 and 2008; provided that if our insider trading policy does not permit the sale of our common stock by insiders on that date, the vesting is automatically delayed until the first trading day on which such trading is permitted under that policy.

Options Exercised and Stock Vested in 2006

The following table provides information, for the Named Executive Officers, on (1) OSO exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of RSUs and the value realized, in each case before payment of any applicable withholding tax and broker commissions. Mr. Coogan was the only Named Executive Officer who exercised OSOs during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James Q. Crowe	0	$0	112,500	$585,000
			118,750	$473,813
Sunit S. Patel	0	$0	39,387	$134,704
			69,444	$233,332
			32,813	$170,628
			50,000	$260,000
			38,750	$154,613
Kevin J. O’Hara	0	$0	78,773	$269,404
			56,250	$292,500
			75,000	$390,000
			67,500	$269,325
Charles C. Miller, III	0	$0	78,773	$269,404
			49,688	$258,378
			55,000	$286,000
			47,500	$189,525
Thomas C. Stortz	0	$0	39,387	$134,704
			37,500	$195,000
			60,000	$312,000
			38,750	$154,613
Keith R. Coogan	25,671	$136,569	23,907	$124,316
	3,661	$19,474	23,907	$95,389
	5,584	$29,702	23,907	$123,121
	35,088	$186,665	21,516	$110,807
	3,372	$17,939
	21,191	$112,736
	1,026	$5,393
	186	$974
	3,467	$18,233
	494	$2,595
	11,422	$60,175
	1,817	$9,568
	12,204	$64,285
	1,941	$10,224

Potential Payments Upon Termination

As described in the Compensation Discussion and Analysis above, the Named Executive Officers do not have employment, severance or change of control agreements with us. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the Named Executive Officer’s employment had terminated on December 31, 2006, given the Named Executive Officer’s compensation and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, disability benefits and accrued vacation pay. As the Named Executive Officers do not have severance agreements or other special arrangements in connection with a possible layoff, this presentation does not reflect benefits that may be available in such situations under company plans and arrangements that are available to all salaried employees on a non-discriminatory basis.

Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our common stock price and the executive’s age.

Death, Disability and Retirement.   If one of the Named Executive Officers were to die, become disabled or retire, any unexercisable OSOs granted would become and remain exercisable until the earlier of (i) one year from the date of death, disability or retirement and (ii) the expiration date of the grant. In addition, any remaining restrictions on awards of RSUs would lapse immediately. For these purposes, “disability” generally means total disability, resulting in the grantee being unable to perform his job. At December 31, 2006, Messrs. Crowe and Stortz are the only Named Executive Officers who were eligible to retire pursuant to our retirement policy.

Mr. O’Hara is the only Named Executive Officer who holds non-qualified stock options. Mr. O’Hara’s non-qualified stock options are fully vested.

The information presented in the following table is provided with respect to OSOs that will become exercisable and RSUs the restrictions upon which will lapse upon the death or disability of the Named Executive Officers. Information with respect to OSOs, or non-qualified stock options in the case of Mr. O’Hara, that are currently exercisable is not included as the ability of the Named Executive Officers to exercise those instruments is not affected by these events. The information provided for Messrs. Crowe and Stortz would be the same information that would be presented to show the value of awards upon their retirement. OSO value is determined based upon the OSO mechanisms described above as of December 31, 2006. RSU value is determined based on the closing price of our common stock on December 31, 2006.

	OSOs	RSUs	Total
James Q. Crowe	$1,750,529	$10,110,481	$11,861,010
Sunit S. Patel	$571,219	$2,549,870	$3,121,089
Kevin J. O’Hara	$995,024	$4,347,246	$5,342,270
Charles C. Miller, III	$700,197	$3,414,493	$4,114,690
Thomas C. Stortz	$571,219	$2,744,123	$3,315,342

Change of Control.   As described above in the Compensation Discussion and Analysis, OSOs will automatically be exercised and cashed out upon the occurrence of a change of control of Level 3 Communications, Inc. as defined in our 1995 Stock Plan, and any remaining restrictions on RSUs would lapse immediately upon such a change of control of Level 3 Communications, Inc. The following table summarizes the dollar value, as of December 31, 2006, of these accelerations assuming that a change of control of Level 3 Communications, Inc. or termination of the Named Executive Officers had occurred on December 31, 2006.

Mr. O’Hara is the only Named Executive Officer who holds non-qualified stock options. Mr. O’Hara’s non-qualified stock options are fully vested.

OSO value is determined based upon the OSO mechanisms for a change of control described above, and is calculated at the highest value during the 60 day period prior to December 31, 2006, as dictated by the terms of the OSO awards.

	OSO	RSU	Total
James Q. Crowe	$5,130,119	$10,110,481	$15,240,600
Sunit S. Patel	$2,797,960	$2,549,870	$5,347,830
Kevin J. O’Hara	$2,916,069	$4,347,246	$7,263,315
Charles C. Miller, III	$2,052,049	$3,414,493	$5,466,542
Thomas C. Stortz	$2,956,247	$2,744,123	$5,700,370

In addition, we will provide gross-ups for our Named Executive Officers from any taxes due under Section 4999 of the Internal Revenue Code of 1986 incident to a change of control. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. As of December 31, 2006, no Named Executive Officer would have received a gross-up for any taxes due under Section 4999 of the Internal Revenue Code of 1986.

Our Named Executive Officers do not have any non-compete agreements.

In connection with the sale of Software Spectrum in September 2006, Mr. Coogan’s OSOs that were not exercisable immediately prior to the sale of Software Spectrum became exercisable, and 45,423 RSUs had their restrictions lapse. The value of these OSOs and RSU accelerations were $84,477 and $233,928, respectively.

Director Compensation

During 2006, each of our directors who was not employed by us during 2006 earned fees consisting of a $50,000 annual cash retainer. The directors who serve as the chairmen of the Compensation Committee and the Nominating and Governance Committee each earned an additional $20,000 annual cash retainer for serving as chairmen of those committees. The chairman of the Audit Committee receives an additional $30,000 for serving as chairman of that committee. Any member of the Board who was not employed by us during 2006 earned a $10,000 annual cash retainer for each non-chair membership on the Compensation and Nominating and Governance Committees.  Any member of the Board who was not employed by us during 2006 earned a $15,000 annual cash retainer for membership on the Audit Committee. These payments are made on a quarterly basis. Walter Scott, Jr., our Chairman of the Board, received an annual cash retainer of $250,000 for serving as our Chairman of the Board. This retainer is paid on a monthly basis.

We also compensate our non-employee directors with grants of restricted stock. Each non-employee member of the Board receives quarterly grants of restricted stock having a value of $37,500 at the time of grant which amount to an annual aggregate grant value of $150,000 for each such director. The number of shares of restricted stock granted is determined by dividing $37,500 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. Walter Scott, Jr., our Chairman of the Board, receives quarterly grants of restricted stock having a value of $45,000 at the time of grant which amount to an annual aggregate grant value of $180,000. The number of shares of restricted stock granted to Mr. Scott is determined by dividing $45,000 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. These shares of restricted stock granted for 2006 compensation will generally vest 100% on the later of 1) April 1, 2007 and 2) the first trading day on which transactions in our securities are permitted by our insider trading policy after April 1, 2007 if trading is not permitted on April 1, 2007.

We also award an initial grant of shares of restricted stock to new members of our Board. This initial grant has a value of $150,000 on the date of grant. This initial grant of restricted stock vests 100% on the third anniversary of the date of grant. During 2006, we did not have any initial grants of restricted stock. Messrs. Ellis and Yates are the only current directors holding restricted stock from their initial grant.

We reimburse our non-employee directors for travel, lodging and other reasonable out-of-pocket expenses in connection with the attendance at Board, committee and stockholder meetings, as well as for other reasonable expenses related to service on the Board. We also provide liability insurance for our directors and officers. A group of insurance companies provides this coverage, with XL Specialty Insurance Company as the primary carrier, which extends until March 2008. The annual cost of this coverage is approximately $4 million.

We do not maintain any pension, nonqualified defined contribution or other deferred compensation plans for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
Walter Scott, Jr. Chairman	$250,000	$180,000	$8,693	$77,944	(3)	$516,637
James O. Ellis, Jr.	$60,000	$200,000	$—	$—		$260,000
Richard R. Jaros	$60,000	$150,000	$—	$—		$210,000
Robert E. Julian	$80,000	$150,000	$—	$—		$230,000
Arun Netravali	$60,000	$150,000	$—	$—		$210,000
John T. Reed	$85,000	$150,000	$—	$—		$235,000
Michael B. Yanney	$80,000	$150,000	$—	$—		$230,000
Albert C. Yates	$65,000	$200,000	$—	$—		$265,000

(1)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of shares of restricted stock granted in 2006 as well as those granted in prior fiscal years. These values have been calculated in accordance with SFAS 123R using the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information relating to the assumptions made by us in valuing these awards for 2006, refer to note 15 of our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. The amounts in this column reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by the non-employee directors. The full grant date fair value of the restricted stock issued to our non-employee directors during 2006 is as follows: Mr. Walter Scott—$180,000; and all other non-employee directors—$150,000.

The following indicates the shares of restricted stock held by our non-employee directors at December 31, 2006:

Walter Scott, Jr.	35,207
James O. Ellis, Jr.	96,005
Richard R. Jaros	29,338
Robert E. Julian	29,338
Arun Netravali	29,338
John T. Reed	29,338
Michael B. Yanney	29,338
Albert C. Yates	96,005

(2)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of outperform stock options, or OSOs, granted to Mr. Walter Scott, Jr. in years prior to 2006. These values have been calculated in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions we made with respect to these grants, refer to note 15 of our financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC. The amounts in this column reflect our accounting expense for these awards, and may not correspond to the actual value that will be recognized by Mr. Scott. At December 31, 2006, Mr. Scott held 84,175 OSOs, which equated to 35,583 shares of our common stock if Mr. Scott had exercised all of those OSOs on December 31, 2006.

(3)          We provide secretarial services to Mr. Scott. The amount indicated represents our incremental costs for the provisions of those secretarial services.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions.   We review all relationships and transactions in which the company and our directors and executive officers or their immediate family members are participants to determine whether these persons have a direct or indirect material interest. Members of our Legal Department are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement. In addition, our Audit Committee reviews and approves or ratifies any related person transaction that has a value equal to or in excess of $50,000. In the course of its review and approval or ratification of a related party transaction that meets this threshold, the Audit Committee will consider:

•       the benefits to the company;

•       the effect on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer;

•       the availability of other sources for comparable products or services;

•       the terms of the transaction;

•       the terms available to unrelated third parties or to employees generally; and

•       any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Company Aircraft.   We permit the personal use of our aircraft by certain members of our senior management. This personal use of our aircraft is done pursuant to an Aircraft Time-Share Agreement, which provides that we will charge the individual the cost to operate the aircraft as allowed by Part 91 of the U.S. Federal Aviation Administration regulations for personal use of corporate aircraft. The rate used for 2006 was initially $1,250 per hour, but was raised to $1,500 per hour of use in September 2006. We received a total payment in the amount of $167,468.96 from Mr. Crowe, under his agreement for the period January 1, 2006 to December 31, 2006, and a total payment in the amount of $94,105.58 from Mr. O’Hara under his agreement for the same period.

We note that when a guest accompanies a member of our senior management on business travel, we impute as income the cost of that additional travel to that executive. To calculate the amount of imputed income, we use the Internal Revenue Service’s Standard Industry Fare Level, or SIFL, rates. For 2006, Mr. Crowe had $12,610 of imputed income and Mr. O’Hara had $27,121 of imputed income.

For additional information regarding the use of personal aircraft, please see “Compensation Discussion and Analysis—2006 Executive Compensation Components—Perquisites” above.

Southeastern Asset Management.   Pursuant to the amended Schedule 13G filed by Southeastern Asset Management, Inc. with the SEC on February 13, 2007, or the Southeastern Schedule 13G, Southeastern Asset Management may be deemed to be the beneficial owner of approximately 22% of the Level 3 common stock. Southeastern Asset Management is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. All of the securities covered by the Southeastern Schedule 13G are owned legally by its investment advisory clients and none are owned directly or indirectly by Southeastern Asset Management. In the Southeastern Schedule 13G, and as permitted by SEC rules, Southeastern Asset Management states that the filing of the Southeastern Schedule 13G shall not be construed as an admission that Southeastern Asset Management, Inc. is the beneficial owner of any of the securities covered by the Southeastern Schedule 13G.

Similarly, in Southeastern Schedule 13G, Southeastern Asset Management reports that the Southeastern Schedule 13G is also being filed by Mr. O. Mason Hawkins, Chairman of the Board and C.E.O. of Southeastern Asset Management in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of Southeastern Asset Management’s voting securities. Southeastern Asset Management indicates that the existence of such control is expressly disclaimed, and that Mr. Hawkins does not own directly or indirectly any securities covered by the statement for his own account. Again, as permitted by SEC rules, Southeastern Asset Management states that the filing of the Southeastern Schedule 13G shall not be construed as an admission that Mr. Hawkins is the beneficial owner of any of the securities covered by the Southeastern Schedule 13G.

As a result of these disclosures, Mr. Hawkins may be deemed to have an indirect material interest in transactions that are entered into between us and Southeastern Asset Management and its investment advisory clients.

On January 11, 2007, we entered into an Exchange Agreement with Southeastern Asset Management, on behalf of its investment advisory clients, and Legg Mason Opportunity Trust pursuant to which Southeastern Asset Management and Legg Mason Opportunity Trust agreed to exchange approximately $490 million aggregate principal amount of our 10% Convertible Senior Notes due 2011 for a total of approximately 160.1 million shares of Level 3 common stock and the payment in cash of accrued and unpaid interest on these convertible notes to the closing date of the transaction. This exchange transaction was completed on January 18, 2007.

REVERSE STOCK SPLIT PROPOSAL

Again this year, we are asking stockholders to approve a proposal to grant the Board discretionary authority to effect a reverse stock split pursuant to one of four alternative ratios. This proposal is essentially identical to the proposal that was approved by our stockholders at the 2005 and 2006 Annual Meetings.

A reverse stock split would reduce the number of outstanding shares of our common stock, and the holdings of each stockholder, according to the same formula. The proposal calls for four possible reverse stock split ratios: 1-for-5, 1-for-10, 1-for-15 and 1-for-20. If the proposal is approved, the Board may in its discretion implement a reverse stock split using one of the ratios included in the proposal at any time prior to May 24, 2008. The Board will also have the sole discretion not to effect any reverse stock split.

The Board did not elect to exercise its discretionary authority to implement a reverse stock split that was given at the 2006 Annual Meeting because the Board did not conclude that market conditions and circumstances warranted the implementation of a reverse stock split. We are asking stockholders to approve this proposal again at the 2007 Annual Meeting for the reasons that we describe below.

If the proposal is approved, the Board will have the discretion to effect one reverse stock split at any time prior to May 24, 2008 using one of the approved ratios, or to choose not to effect a reverse stock split at all, based on its determination of which action is in the best interests of Level 3 and its stockholders. The Board reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

We currently have 2.25 billion authorized shares of common stock. As of March 31, 2007, the record date for the Annual Meeting, 1,526,256,959 shares of common stock were outstanding. “Authorized” shares represent the number of shares of common stock that we are permitted to issue under our Restated Certificate of Incorporation. Since we do not have any shares of our common stock that we have repurchased, which are referred to as “treasury shares,” the number of shares of common stock “outstanding” represents the number of shares of common stock that we have actually issued from the pool of authorized shares of common stock. The reverse stock split, if implemented, would have the principal effect of reducing both the outstanding number of shares of common stock and the authorized number of shares of common stock by the ratio selected by the Board, and, except for the effect of fractional shares, each stockholder’s proportionate ownership interest in the company would be the same immediately before and after the reverse stock split.

Purposes of the Reverse Stock Split

The purpose of implementing a reverse stock split would be to attempt to increase the per share trading value of our common stock. Our Board intends to effect the proposed reverse stock split only if the implementation of a reverse stock split is determined by the Board to be in the best interest of Level 3 and its stockholders. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.

We believe that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our common stock price to a level where our common stock would be viewed more favorably by potential investors.

Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern.

The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.

Our common stock currently trades on the NASDAQ Stock Market under the symbol “LVLT.” The NASDAQ Stock Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that the Level 3 common stock have a trading price that is greater than or equal to $1.00 per share. Today, Level 3 meets all of the NASDAQ Stock Market’s continued listing criteria, including the minimum trading price requirement. Although we do not believe that we currently have an issue relating to the continued listing of our common stock on the NASDAQ Stock Market, we believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard in the future, to the extent that our common stock price would not otherwise meet the minimum trading requirement.

The Board believes that stockholder approval of four potential exchange ratios (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the four ratios described in this Proxy Statement. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders, and the Board determines to implement any of the reverse stock split ratios, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.

You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Level 3 business or your proportional ownership in Level 3. You should also consider that in many cases, the market price of a company’s shares declines after a reverse stock split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of our common stock (the aggregate value of all Level 3 common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on March 30, 2007 of $6.10 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-10, we cannot assure you that the post-split market price of our common stock would be $61.00 (that is, $6.10 × 10) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of a reverse stock split would include the following:

•       depending on the ratio for the reverse stock split selected by the Board, each 5, 10, 15 or 20 shares of our common stock that you own will be combined into one new share of common stock;

•       the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

•       the total number of shares of common stock that we are authorized to issue will be reduced proportionately based on the ratio selected by the Board;

•       appropriate adjustments will be made to stock options, outperform stock options and other securities convertible into shares of our common stock granted under our plans to maintain the economic value of the awards;

•       the number of shares reserved for issuance under our 1995 Stock Plan will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans); and

•       the conversion price of our convertible subordinated notes and the number of shares reserved for issuance upon conversion will be adjusted in accordance with their terms based on the ratio selected by the Board.

The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934.

If implemented, a reverse stock split would not have any effect on our current dividend policy. Our current dividend policy, in effect since April 1, 1998, is to retain future earnings for use in our business. As a result, our directors and management do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. In addition, we are effectively restricted under certain debt covenants from paying cash dividends on shares of our common stock.

A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.

Fractional Shares

No fractional certificates will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the Board for a reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We would arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with that sale.

Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

Authorized Shares

A reverse stock split would affect all issued and outstanding shares of Level 3 common stock and outstanding rights to acquire Level 3 common stock. Upon the effectiveness of a reverse stock split, the total number of shares of common stock that we are authorized to issue would be reduced proportionately based on the ratio selected by the Board. As of the record date for the Annual Meeting, we had 2.25 billion shares of authorized common stock and approximately 1.526 billion shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue these shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Accounting Matters

The par value of the common stock will remain at $.01 per share after a reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Restated Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The text of the certificate of amendment would be in substantially the form attached hereto as Annex 2, except that the text of the form may be altered for any changes required by the

Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time, effective date, number of authorized shares and the reverse stock split ratio selected by Board.

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates would need to exchange those certificates for new certificates and a cash payment in lieu of any fractional shares, and we expect that the common stock would receive a new CUSIP number.

If a reverse stock split is implemented, Wells Fargo Shareowner Services, our transfer agent, will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the bank. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Appraisal Rights

Stockholders do not have appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon a reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our Restated Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our stockholders at the Annual Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Certain Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:

•       Level 3 will not recognize any gain or loss as a result of the reverse stock split.

•       You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of fractional shares.

•       The aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.

•       Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

In general, if you receive cash instead of a fractional share of our common stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

Our beliefs regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

Vote Required

The affirmative vote of a majority of the outstanding shares of common stock is required for approval of this proposal.

The Board unanimously recommends a vote FOR the approval of the Reverse Stock Split Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of April 2, 2007, by Level 3’s directors, the Named Executive Officers, and the directors and executive officers as a group, and each person known by the company to beneficially own more than five percent of our outstanding common stock.

Name	Number of Shares of Common Stock†	Percent of Common Stock Beneficially Owned(%)
James Q. Crowe(1)	7,764,335	*
Sunit S. Patel(2)	1,004,887	*
Kevin J. O’Hara(3)	2,377,255	*
Charles C. Miller, III(4)	914,480	*
Thomas C. Stortz(5)	1,327,750	*
Walter Scott, Jr.(6)	29,077,418	1.9
James O. Ellis, Jr.	168,060	*
Richard R. Jaros	1,082,450	*
Robert E. Julian(7)	4,166,970	*
Arun Netravali	191,164	*
John T. Reed(8)	314,693	*
Michael B. Yanney(9)	236,993	*
Albert C. Yates	168,060	*
Directors and Executive Officers as a Group (16 persons)(10)	50,489,642	3.2
Southeastern Asset Management, Inc.(11)	287,292,550	22.4
FMR Corp. and Edward C. Johnson 3d(12)	143,304,465	11.7
Legg Mason(13)	104,397,625	8.8
AXA Financial, Inc.(14)	82,955,592	8.3

*                    Less than 1%.

†                    It is our practice to include in this table the number of shares of our common stock issuable upon exercise of outperform stock options, if any, which are exercisable within 60 days. The value of the outperform stock options is dependent upon the extent to which our common stock has outperformed the results of the S&P® 500 Index. The number of shares of our common stock issuable upon exercise of an outperform stock option has been calculated based upon the closing price of our common stock on April 2, 2007. The number of shares issuable upon exercise of an outperform stock option, however, is subject to change to the extent that the relationship between the price of our common stock and the results of the S&P® 500 Index change. Therefore, any shares of our common stock that may become issuable upon exercise of outperform stock options as a result of the change in such relationship occurring after the date of this Proxy Statement will not be reflected in this table.

(1)          Includes 520,000 shares of our common stock held by The Cherry Creek Trust, of which Mr. Crowe is the sole beneficiary and 112,500 restricted stock units, the restrictions on which will lapse within 60 days of April 2, 2007. Also includes 583,744 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(2)          Includes 15,000 shares of our common stock held in an individual retirement account by Mr. Patel and 82,812 restricted stock units, the restrictions on which will lapse within 60 days of April 2, 2007. Also includes 381,764 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(3)          Includes 46,000 shares of our common stock held by Kevin J. O’Hara Family LTD Partnership. Includes 500,000 shares of our common stock subject to vested non-qualified stock options. Includes 131,250 restricted stock units, the restrictions on which will lapse within 60 days of April 2, 2007. Also includes 331,817 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(4)          Includes 104,687 restricted stock units, the restrictions on which will lapse within 60 days of April 2, 2007. Also includes 233,500 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(5)          Includes 97,500 restricted stock units, the restrictions on which will lapse within 60 days of April 2, 2007. Also includes 408,590 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(6)          Includes 99,700 shares of our common stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers, 383,503 shares of our common stock issuable upon conversion of $25 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds directly, 53,690 shares issuable upon conversion of $3.5 million in principal amount of our 6% convertible subordinated notes that Mr. Scott holds indirectly and 400,975 shares of our common stock held indirectly by Mr. Scott. In addition, this includes 1,514,840 shares of our common stock issuable upon the exercise of warrants held by Mr. Scott. Also includes 46,742 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(7)          Includes 1,000,000 shares of our common stock held by Julian Properties, LP, of which Mr. Julian is the sole general partner.

(8)          Includes 61,000 shares of our common stock held by Reed Partners, LP, of which Mr. Reed and his spouse are the sole general partners.

(9)          Includes 2,100 shares of our common stock held in Mr. Yanney’s individual retirement account and 40,000 shares of our common stock held by The Burlington Capital Group, LLC, of which Mr. Yanney and his spouse own approximately 47% of the outstanding membership interests. The Burlington Capital Group, LLC has pledged all of its marketable securities, including the 40,000 shares of our common stock, to secure a line of credit from a commercial bank.

(10) Includes 700,000 shares of our common stock subject to vested non-qualified stock options and 725,155 shares of our common stock issuable upon the lapse of restrictions on restricted stock units within 60 days of April 2, 2007. Also includes 1,514,840 shares of our common stock issuable upon the exercise of warrants and 437,193 shares issuable upon conversion of our 6% Convertible Subordinated Notes due 2009. Also includes 2,477,130 shares of our common stock issuable upon exercise of vested outperform stock options and outperform stock options that vest within 60 days of April 2, 2007.

(11) Address for Southeastern Asset Management, Inc., Longleaf Partners Fund and Mr. O. Mason Hawkins is 6410 Poplar Avenue, Suite 900, Memphis, Tennessee 38119. The following information is based solely on Southeastern Asset Management, Inc.’s Schedule 13G filed with the SEC on February 13, 2007.  Percentage of our outstanding common stock is as reported in their Schedule 13G. Based upon the shares outstanding as of the record date for the Annual Meeting, the percentage of outstanding common stock would be approximately 18.8%.

Information presented is presented by Southeastern Asset Management, Inc. as a registered investment adviser. All of the securities reported by Southeastern Asset Management are owned legally by Southeastern Asset Management, Inc.’s investment advisory clients and none are owned directly or indirectly by Southeastern Asset Management, Inc. Includes 142,718,105 shares of our common stock (11.5%) beneficially owned by Longleaf Partners Fund, a series of Longleaf Partners Fund Trust, of which Southeastern Asset Management, Inc. shares voting and dispositive power, and 48,076,002 shares of our common stock held by Longleaf Partners Small-Cap Fund, of which Southeastern Asset Management, Inc. shares voting and dispositive power. Southeastern Asset Management, Inc. exercises sole dispositive power with respect to 96,498,443 shares of our common stock beneficially owned by discretionary managed accounts, including 83,397,827 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has sole voting power and 13,100,616 shares of our common stock held by discretionary managed accounts for which Southeastern Asset Management, Inc. has no voting power. Mr. O Mason Hawkins, Chairman of the Board and C.E.O. of Southeastern Asset Management, Inc., may be deemed to beneficially own the Level 3 common stock held by Southeastern Asset Management, Inc. Mr. Hawkins disclaims beneficial ownership of such common stock.

(12) Address for FMR Corp. and Edward C. Johnson 3d is 82 Devonshire Street, Boston, Massachusetts 02109. The following information is based solely on FRM Corp.’s Schedule 13G filed with the SEC on February 14, 2007.  Percentage of our outstanding common stock is as reported in their Schedule 13G. Based upon the shares outstanding as of the record date for the Annual Meeting, the percentage of outstanding common stock would be approximately 9.2%.

Information presented is presented by FMR Corp. (“FMR”) as a holding company for its subsidiaries. Edward C. Johnson 3d and FMR, through their control of various subsidiaries, each has sole power to dispose of 137,429,830 shares of our common stock and the sole power to vote 14,771,276 shares of our common stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 136,716,403 shares of our common stock as a result of acting as investment adviser to various investment companies. Fidelity Management Trust Company, a wholly owned subsidiary of FMR and a bank as defined under the Securities Exchange Act of 1934, is the beneficial owner of 60,440 shares of our common stock. Strategic Advisers, Inc., a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 671,955 shares of our common stock. Pyramis Global Advisors, LLC, an indirect, wholly owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 33,000 shares of our common stock. Pyramis Global Advisors Trust Company, an indirect, wholly owned subsidiary of FMR and a bank as defined under the Securities Exchange Act of 1934, is the beneficial owner of 619,987 shares of our common stock. Fidelity International Limited and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 5,202,680 shares of our common stock. The address for each entity listed above is 82 Devonshire Street, Boston, Massachusetts 02109, with the exception of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company, which are located at 53 State Street, Boston, Massachusetts 02109, and Fidelity International Limited, which is located at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Pursuant to SEC rules, the information above includes a total of 26,744,395 shares of our common stock that may be acquired upon conversion of our convertible securities held by the entities listed above.

(13) Address for LMM LLC and related entities is 100 Light Street, Baltimore, Maryland 21202. The following information is based solely on LMM’s Schedule 13G filed with the SEC on February 15, 2007. Percentage of our outstanding common stock is as reported in their Schedule 13G. Based upon the shares outstanding as of the record date for the Annual Meeting, the percentage of outstanding common stock would be approximately 6.8%.

Includes 62,777,000 shares of our common stock of which LMM LLC shares voting and dispositive power with Legg Mason Opportunity Trust and 41,620,625 shares of our common stock of which Legg

Mason Capital Management, Inc. shares voting and dispositive power. Each of LMM, LLC and Legg Mason Capital Management, Inc. are investment advisers and Legg Mason Opportunity Trust is a portfolio of Legg Mason Investment Trust, Inc., a registered investment company under the Investment Company Act of 1940, as amended.

(14) Address for AXA Financial, Inc. and related entities is 1290 Avenue of the Americas, New York, New York 10104, the address for AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle is 26, rue Drouot, 75009 Paris, France, the address for AXA is 25, avenue Matignon, Paris, France. The following information is based solely on AXA Financial Inc.’s Schedule 13G filed with the SEC on February 13, 2007. Percentage of our outstanding common stock is as reported in their Schedule 13G. Based upon the shares outstanding as of the record date for the Annual Meeting, the percentage of outstanding common stock would be approximately 5.4%.

Includes 71,114,544 shares of our common stock for which AllianceBernstein L.P., a subsidiary of AXA Financial, Inc., is deemed to have sole voting power, 284,560 shares of our common stock for which AllianceBernstein L.P. is deemed to have shared voting power, 81,263,873 shares of our common stock for which AllianceBernstein L.P. is deemed to have sole dispositive power and 280,462 shares of our common stock for which AllianceBernstein L.P. is deemed to share dispositive power. Also includes 1,018,671 shares of our common stock for which AXA Equitable Life Insurance Company is deemed to have sole voting power and 1,201,827 shares of our common stock for which AXA Equitable Life Insurance Company is deemed to have sole dispositive power. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, control AXA. AXA owns AXA Financial, Inc. Pursuant to SEC rules, information presented may include shares of our common stock that are issuable upon the conversion of our convertible securities.

STOCKHOLDER PROPOSAL

The following stockholder proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the stockholder proponent.

California Public Employees’ Retirement System (CalPERS), P.O. Box 942707, Sacramento, California, 94229-2707, has notified us that its representative intends to present the following proposal at the Annual Meeting.

“RESOLVED, that the shareowners of the Level 3 Communications, Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its Certificate of Incorporation and by-laws, including but not limited to, the supermajority vote requirements necessary to amend the Company’s by-laws.

“Supporting Statement

“Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.4 million participants, and as the owner of approximately 3,200,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would make the Company more accountable to shareowners by removing supermajority requirements that, among other things, make it very difficult to amend the Company’s bylaws.

“As it currently stands, the affirmative vote of 66 2/3% of the outstanding shares of the Company is required for shareowners to amend the Company’s by-laws. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass even though approximately 90% of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners. The Goodyear Tire & Rubber Company vote is a perfect illustration.

“CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

“We urge your support FOR this proposal.”

Our Board recommends that you vote “against” this proposal.

Our Board believes that this proposal is not in the best interest of our stockholders and therefore opposes the proposal for the following reasons.

•       We are committed to effective governance.   Our Board is very committed to effective governance. Over the past several years, our Board has taken several actions to demonstrate its commitment to effective corporate governance. During 2005, our Board eliminated our stockholder rights or “poison pill” plan, which had been in place since 1998. At the 2006 Annual Meeting, based on a recommendation of our Board, our stockholders approved the declassification of our Board, the result of which is to enable our stockholders beginning with the 2007 Annual Meeting, to elect a majority of the entire Board, and beginning with the 2008 Annual Meeting, to elect the entire Board, in each case to a one-year term. Our Board believes that it is through this annual process of selecting the members of the Board who are then charged with upholding their fiduciary duties to all of our stockholders that solid corporate governance is maintained. Additional examples of our commitment to effective corporate governance are contained in our Governance Guidelines, which are available on our web site at www.level3.com/investor_relations/corp_governance/guidelines.html.

•       Few actions require a supermajority vote.   Most proposals submitted to a vote of our stockholders require only a majority vote. Under our amended Restated Certificate of Incorporation and our By-laws, there is essentially only one action that requires a vote greater than a majority vote—stockholder action to amend our By-laws. Specifically, only the provisions of our amended Restated Certificate of Incorporation and By-laws related to amending our By-laws or portions of Article X (which relates to the percentage required to amend this provision of the Restated Certificate of Incorporation) of the Restated Certificate of Incorporation require more than a majority vote.

•       The limited circumstances that require a greater than majority vote by our stockholders to take action affect what our Board believes are the fundamental aspects of our governance framework and should be preserved.   Our Board intends to retain the existing approval requirement for amending our By-laws. Our Board believes that a simple majority vote threshold for amending the By-laws is not in the best interest of our stockholders. Our By-laws constitute part of the elemental framework of our governance structure. The By-laws govern certain basic issues relating to effective corporate governance, including calling and conducting stockholder meetings, director nominations, stockholder proposals, and other matters and procedures.

When considering potential By-law amendments, our Board has a fiduciary duty to all stockholders; in contrast, stockholders generally have no fiduciary duty to each other. Since stockholders may have differing interests that result in By-law amendments affecting different stockholders in different ways, the Board believes that By-law amendments should be made by stockholders only if there is a very strong mandate for change. Our Board believes that eliminating the existing approval requirements for amending the By-laws (both in our amended Restated Certificate of Incorporation and By-laws) will not enhance our governance practices, but rather would disturb the fundamental framework of our governance structure.

•       The remaining supermajority provision protects stockholder interests.   The existing approval requirements for amending our By-laws also are intended to preserve and maximize the value of Level 3 for all stockholders by protecting against self-interested actions by a few large stockholders. Our Board believes that decisions affecting fundamental aspects of our existence and operations should be fair to all stockholders. Our Board believes that it is good corporate governance to ensure that fundamental changes of this nature can be made only when a broad consensus of stockholders agrees that a change is prudent.

Vote Required

The affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the Annual Meeting is required for approval of this proposal.

The Board unanimously recommends a vote AGAINST the approval of the Stockholder Proposal.

OTHER MATTERS

It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

FUTURE STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2008 Proxy Statement must submit the proposal so that it is received by us no later than December 20, 2007. Securities and Exchange Commission rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

If a stockholder does not submit a proposal for inclusion in next year’s Proxy Statement, but instead wishes to present it directly at the 2008 Annual Meeting of Stockholders, our By-laws require that the stockholder notify us in writing on or before March 25, 2008, but no earlier than February 24, 2008, for the proposal to be included in our proxy material relating to that meeting. Proposals received after March 25, 2008 will not be voted on at the annual meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder’s name and record address, the number of shares of our common stock that are owned beneficially or of record by such stockholder, a description of any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal, and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder’s notice must comply with additional provisions as set forth in our By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

Annex 1

Audit Committee Report

To the Board of Directors

The Audit Committee reviews Level 3 Communications, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The company’s registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. We have reviewed and discussed with management the company’s audited financial statements as of and for the year ended December 31, 2006.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the company’s registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of fiscal 2006, management completed the documentation, testing and evaluation of the company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and KPMG LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with and the Audit Committee reviewed a report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the company’s Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission, as well as KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the company’s Form 10-K related to its audit of (i) the consolidated financial statements (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2007.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

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Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee has also considered whether the provision of services by KPMG LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the company’s Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 is compatible with maintaining KPMG LLP’s independence.

The following table presents fees (excluding expenses) for professional audit services rendered by KPMG LLP for the audit of the Level 3 annual financial statements for the years ended December 31, 2006, and 2005 and fees billed for other services rendered by KPMG LLP during those periods, which have been approved by the Audit Committee.

	2006	2005
Audit Fees(1)	$4,492,000	$5,589,000
Audit-Related Fees(2)	599,000	297,000
Tax Fees(3)	0	17,000
All Other Fees	0	0
Total Fees	$5,091,000	$5,903,000

(1)          Audit fees consisted principally of fees for the audit of financial statements, including statutory audits of foreign subsidiaries, audit of controls over financial reporting and fees relating to comfort letters and registration statements.

(2)          Audit related fees consisted principally of fees for audits of employee benefit plans, agreed-upon procedures reports and due diligence activities.

(3)          Tax fees consisted principally of fees for tax consultation and tax compliance activities.

The Audit Committee:

Robert E. Julian, Chairman	John T. Reed	Albert C. Yates

For the year ended December 31, 2006

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Annex 2

PROPOSED TEXT OF AMENDMENT
of
RESTATED CERTIFICATE OF INCORPORATION
of
LEVEL 3 COMMUNICATIONS, INC.

ARTICLE IV of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 23, 2005, as amended on May 17, 2006, is hereby amended in its entirety to read as follows:

“ARTICLE IV
AUTHORIZED CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is 2,260,000,000† shares, consisting of 2,250,000,000† shares of Common Stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”

ARTICLE V of the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on May 23, 2005, as amended on May 17, 2006, is hereby amended by adding a new Section D to read as follows:

“D. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Amendment Effective Time”), every [five (5), ten (10), fifteen (15) or twenty (20) shares] of the Corporation’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Amendment Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF THIRD PARTY], as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by that agent as soon as practicable after the Amendment Effective Time on the basis of prevailing market prices of the New Common Stock on the NASDAQ National Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of Old Common Stock shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

† NOTE: The number of shares authorized will be proportionately adjusted based on the reverse stock split ratio selected by the Board of Directors when effecting the reverse stock split.

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LEVEL 3 COMMUNICATIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2007

9:00 A.M. MDT

The Omni Interlocken Resort
500 Interlocken Blvd.
Broomfield, Colorado 80021

Level 3 Communications, Inc. 1025 Eldorado Boulevard Broomfield, CO 80021	revocable proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements as described in the Notice of Annual Meeting and Proxy Statement dated April 18, 2007, receipt of which is hereby acknowledged.

The proxies will vote as the Board of Directors recommends where a choice is not specified.

See reverse for voting instructions.

To be signed on reverse side.

There are three ways to vote your Proxy	COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK  EASY  IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 23, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/lvlt/ — QUICK  EASY  IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 23, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•                  Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Level 3 Communications, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1. Election of directors:	01 Walter Scott, Jr. 02 James Q. Crowe 03 Robert E. Julian	04 Arun Netravali 05 John T. Reed 06 Michael B. Yanney	☐ Vote FOR all nominees (except as marked)			☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Please fold here

2. To approve the granting to the Level 3 Board of Directors of discretionary authority to amend Level 3’s Restated Certificate of Incorporation to effect a reverse stock split at one of four ratios.			☐	For	☐	Against	☐	Abstain

3. To authorize the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.			☐	For	☐	Against	☐	Abstain

The Board of Directors Recommends a Vote “AGAINST” the Stockholder Proposal in Item 4.

4. Stockholder Proposal to eliminate supermajority provisions in the Level 3 Restated Certificate of Incorporation and By-laws.			☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS WHERE A CHOICE IS NOT SPECIFIED.

Address Change? Mark Box	☐	Indicate changes below:		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.